Exhibit 10.2

EXECUTION VERSION

CONTRACT FOR SALE AND PURCHASE

THIS CONTRACT FOR SALE AND PURCHASE (this “Contract”) is made and entered into as of the Effective Date by and between MCA NAPLES, LLC, a Tennessee limited liability company d/b/a “Memory Care of Naples” (“Seller”), and NAPLES PROPERTY VENTURES, LLC, a Florida limited liability company (“Buyer”).

RECITALS:

A. Seller is engaged in the business of operating a 54-bed assisted living facility (the “Facility”) located at 2626 Goodlette-Frank Road, Naples, Florida 34105.

B. Seller wishes to sell and assign to Buyer, and Buyer wishes to purchase and assume from Seller, substantially all the assets and liabilities of the Facility, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer hereby covenant and agree as follows:

TERMS AND CONDITIONS

1. Recitals. The recitals set forth above are true and correct and they are incorporated herein by this reference.

2. Purchase and Sale.

2.1 Purchased Assets. Subject to the terms and conditions set forth herein, at the Closing, Seller shall sell, assign, transfer, convey and deliver to Buyer, and Buyer shall purchase from Seller, free and clear of any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership, other than Permitted Exceptions, all of Seller’s right, title and interest in, to and under all of the assets, properties and rights of every kind and nature, whether real, personal or mixed, tangible or intangible (including goodwill), wherever located and whether now existing or hereafter acquired (other than the Excluded Assets), which relate to, or are used or held for use in connection with, the Facility (collectively, the “Purchased Assets”), including, without limitation, the following:

2.1.1 the real property, including all right, title, and interest therein, upon which the Facility is situated, as more particularly described on Schedule 2.1.1 attached hereto (the “Land”);

2.1.2 all buildings and improvements located on the Land and all of Seller’s right, title, and interest in and to any and all fixtures attached thereto (collectively, the “Improvements”);

2.1.3 all furniture, fixtures, equipment, machinery, generators, apparatus, appliances and other articles of personal property located on or used in connection with the operation of the Improvements (collectively, the “Personal Property”), including, without limitation, those items set forth on Schedule 2.1.3 hereto;

2.1.4 all rights appurtenant to the Land, if any, including without limitation, any strips and gores abutting the Land, and any land lying in the bed of any street, road, or avenue in front of, or adjoining the Land, to the center line thereof and all other rights, privileges, easements, licenses, appurtenances, and hereditaments relating to the Land and Improvements (together with the Land, Improvements and Personal Property, collectively, the “Property”);

2.1.5 all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral, set forth on Schedule 2.1.5 hereto (collectively, the “Assumed Contracts”);

2.1.6 all agreements (“Resident Contracts”) governing the use and occupancy of the Facility by residents (“Residents”), including, without limitation, those set forth on Schedule 2.1.6, together with all prepaid fees and all deposits, security or otherwise made by Residents under the Resident Contracts;

2.1.7 all of Seller’s records relating to Residents and Facility Employees that Seller is permitted to disclose under applicable law;

2.1.8 all assignable licenses, permits, governmental approvals, warranties and guaranties issued to Seller in connection with the operation of the Facility, if any;

2.1.9 all policy and procedure manuals, employee handbooks, operations procedures manuals, and similar documents used in operation of the Facility as well as the rights to all telephone and facsimile numbers and websites associated exclusively with the Facility (collectively, “Intangibles”);

2.1.10 all websites, internet address(es), URLs, domain names, the registrations and applications for registrations thereof, social media sites and accounts (including, without limitation, and any and all content related to GooglePlusLocal, GooglePlusBusiness, yelp, Facebook, foursquare, Twitter, LinkedIn, and YouTube) (including usernames, passwords and other access credentials);

2.1.11 all trade and fictitious names (including “Memory Care of Naples”); and

2.1.12 all goodwill associated with any of the assets described in the foregoing clauses.

2.2 Excluded Assets. Notwithstanding the foregoing, the Purchased Assets shall not include the following assets (collectively, the “Excluded Assets”):

2.2.1 All cash of the Seller or any of its subsidiaries;

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2.2.2 all contracts, leases, licenses, instruments, notes, commitments, undertakings, indentures, joint ventures and all other agreements, commitments and legally binding arrangements, whether written or oral that are not Assumed Contracts (the “Excluded Contracts”);

2.2.3 the corporate seals, organizational documents, minute books, stock books, tax returns, books of account or other records having to do with the corporate organization of Seller;

2.2.4 all employee benefit plans and assets attributable thereto;

2.2.5 the assets, properties and rights specifically set forth on Schedule 2.2.4; and

2.2.6 the rights which accrue or will accrue to Seller under this Contract and the other documents to be delivered pursuant hereto.

2.3 Assumed Liabilities. Subject to the terms and conditions set forth herein, Buyer shall assume and agree to pay, perform and discharge only the following Liabilities of Seller (collectively, the “Assumed Liabilities”), and no other Liabilities:

2.3.1 all Liabilities in respect of the Assumed Contracts but only to the extent that such Liabilities thereunder are required to be performed after the Closing Date, were incurred in the ordinary course of business and do not relate to any failure to perform, improper performance, warranty or other breach, default or violation by Seller or any of its affiliates on or prior to the Closing Date;

2.3.2 all Liabilities for (a) taxes relating to the Facility, the Purchased Assets or the Assumed Liabilities for any taxable period (or any portion thereof) beginning after the Closing Date and (b) taxes for which Buyer is liable pursuant to this Contract; and

2.3.3 all other Liabilities arising out of or relating to Buyer’s ownership or operation of the Facility and the Purchased Assets on or after the Closing.

For purposes of this Contract, “Liabilities” means liabilities, obligations or commitments of any nature whatsoever, whether asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise.

2.4 Excluded Liabilities. Notwithstanding the provisions of Section 2.3 or any other provision in this Contract to the contrary, Buyer shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of Seller or any of its affiliates of any kind or nature whatsoever other than the Assumed Liabilities (the “Excluded Liabilities”). Seller shall, and shall cause each of its affiliates to, pay and satisfy in due course all Excluded Liabilities which they are obligated to pay and satisfy. Without limiting the generality of the foregoing, the Excluded Liabilities shall include, but not be limited to, the following:

2.4.1 any Liabilities of Seller arising or incurred in connection with the negotiation, preparation, investigation and performance of this Contract, the other documents to be delivered pursuant hereto and the transactions contemplated hereby and thereby, including, without limitation, fees and expenses of counsel, accountants, consultants, advisers and others;

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2.4.2 any Liability for (i) taxes of Seller (or any stockholder or affiliate of Seller) or relating to the Facility, the Purchased Assets or the Assumed Liabilities for any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date; (ii) taxes that arise out of the consummation of the transactions contemplated hereby or that are the responsibility of Seller pursuant to Section 10.1; or (iii) other taxes of Seller (or any stockholder or affiliate of Seller) of any kind or description (including any Liability for taxes of Seller (or any stockholder or affiliate of Seller) that becomes a Liability of Buyer under any common law doctrine of de facto merger or transferee or successor liability or otherwise by operation of contract or law);

2.4.3 any Liabilities relating to or arising out of the Excluded Assets;

2.4.4 any Liabilities in respect of any pending or threatened proceeding arising out of, relating to or otherwise in respect of the operation of the Facility or the Purchased Assets to the extent such proceeding relates to such operation on or prior to the Closing Date;

2.4.5 any Liabilities of Seller arising under or in connection with any employee benefit plans providing benefits to any present or former employee of Seller;

2.4.6 any Liabilities of Seller for any present or former employees, officers, directors, retirees, independent contractors or consultants of Seller, including, without limitation, any Liabilities associated with any claims for wages or other benefits, bonuses, accrued vacation, workers’ compensation, severance, retention, termination or other payments;

2.4.7 any Liabilities under Environmental Laws, to the extent arising out of or relating to facts, circumstances or conditions existing on or prior to the Closing or otherwise to the extent arising out of any actions or omissions of Seller;

2.4.8 any trade accounts payable of Seller;

2.4.9 any Liabilities to indemnify, reimburse or advance amounts to any present or former officer, director, employee or agent of Seller (including with respect to any breach of fiduciary obligations by same);

2.4.10 any Liabilities under the Excluded Contracts;

2.4.11 any Liabilities associated with debt, loans or credit facilities of Seller and/or the Facility owing to financial institutions; and

2.4.12 any Liabilities arising out of, in respect of or in connection with the failure by Seller or any of its affiliates to comply with any law or governmental order.

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3. Purchase Price and Manner of Payment.

3.1 Purchase Price; Closing Date. The purchase price to be paid to Seller by Buyer for the Purchased Assets (“Purchase Price”) shall be SEVEN MILLION AND 00/100 U.S. DOLLARS ($7,000,000.00). The Purchase Price, less the Escrow Amount as set forth in Section 3.2, less any portion of the Deposit held in cash, plus or minus any prorations and other adjustments as provided for hereinafter, shall be “paid by Buyer” (as hereinafter defined) before 1:00 P.M. (local time in Collier County, Florida) on the Closing Date (as hereinafter defined in Section 9.1). As used herein, the terms “paid by Buyer,” shall mean payment by electronic wire transfer of immediately available funds or in an equivalent manner. Such funds shall be deemed to be “paid by Buyer” at the point in time when the bank to which the funds are sent receives such funds, as confirmed by such bank.

3.2 Escrow Amount. At the Closing, Buyer shall deposit an amount equal to Three Hundred Thousand and 00/100 Dollars ($300,000.00) (the “Escrow Amount”) with the Escrow Agent (as defined below). The Escrow Amount shall be held in escrow pursuant to the Escrow Agreement in substantially the form attached hereto as Exhibit A (the “Escrow Agreement”) to secure the performance of Seller’s obligations as set forth in this Contract.

3.3 Allocation Schedule. Seller and Buyer agree that the Purchase Price and the Assumed Liabilities (plus other relevant items) shall be allocated among the Purchased Assets for all purposes (including tax and financial accounting) as shown on the allocation schedule (the “Allocation Schedule”). A draft of the Allocation Schedule shall be prepared by Buyer and delivered to Seller within ten (10) business days following the Effective Date. If Seller notifies Buyer in writing that Seller objects to one or more items reflected in the Allocation Schedule, Seller and Buyer shall negotiate in good faith to resolve such dispute prior to the Closing Date. Buyer and Seller shall file all tax returns (including amended returns and claims for refund) and information reports in a manner consistent with the Allocation Schedule.

3.4 Withholding Tax. Buyer shall be entitled to deduct and withhold from the Purchase Price all taxes that Buyer may be required to deduct and withhold under any provision of applicable income tax law, including FIRPTA. All such withheld amounts shall be treated as delivered to Seller hereunder.

3.5 Third Party Consents. To the extent that Seller’s rights under any Assumed Contract or any other Purchased Asset, may not be assigned to Buyer without the consent of another Person which has not been obtained, this Contract shall not constitute an agreement to assign the same if an attempted assignment would constitute a breach thereof or be unlawful, and Seller, at its expense, shall use its reasonable best efforts to obtain any such required consent(s) as promptly as possible. If any such consent shall not be obtained or if any attempted assignment would be ineffective or would impair Buyer’s rights under the Purchased Asset in question so that Buyer would not in effect acquire the benefit of all such rights, Seller, to the maximum extent permitted by law and the Purchased Asset, shall act after the Closing as Buyer’s agent in order to obtain for it the benefits thereunder and shall cooperate, to the maximum extent permitted by law and the Purchased Asset, with Buyer in any other reasonable arrangement designed to provide such benefits to Buyer.

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4. Deposit.

4.1 On the later of (i) the date that is two (2) business days after the Effective Date or (ii) the date on which all of the schedules to this Agreement are delivered to the Buyer pursuant to Section 6.1, Buyer shall deposit with Shutts & Bowen LLP, as escrow agent (“Escrow Agent”), the sum of ONE HUNDRED THOUSAND AND 00/100 DOLLARS ($100,000.00) (the “Deposit”), by wire transfer of immediately available federal funds, to serve as a deposit with respect to the transactions contemplated hereby. Except as otherwise provided herein or in the event of a default by Seller hereunder, unless this Contract is terminated on or prior to the expiration of the Inspection Period, the Deposit shall be nonrefundable to Buyer following the expiration of the Inspection Period. The Deposit shall be held and disbursed by Escrow Agent in accordance with this Contract.

4.2 By its execution of a counterpart to this Contract, the Escrow Agent accepts its designation as the escrow agent with respect to the Deposit, acknowledges receipt of the Deposit, subject to collection, and agrees to hold, invest and disburse the same as herein provided. The Escrow Agent shall not be liable for any acts taken in good faith, shall only be liable for its willful default or action, or gross negligence, and may, in its sole discretion, rely in good faith upon the written notices, communications, orders or instructions given by any party hereto; provided, however, that if any notice or correspondence is not executed by both Buyer and Seller, the Escrow Agent shall give to Buyer or Seller, as the case may be, copies of any notice or correspondence received from the other and shall not take any actions with regard thereto for seven (7) days following the giving of such notice.

4.3 In the event of a disagreement between Seller and Buyer as to the proper disbursement of the Deposit, the Escrow Agent reserves the right to deposit said funds into the Registry of the Clerk of Court of Collier County, Florida (the “Court Registry”), by filing an interpleader action and Escrow Agent shall thereupon be discharged from the liability hereunder and shall be entitled to reimbursement from Seller and Buyer for all attorney’s fees incurred and court costs expended in connection therewith. Seller and Buyer hereby agree to indemnify and hold harmless the Escrow Agent against any and all losses, claims, damages, liabilities and expenses which may be incurred by the Escrow Agent in connection with its acceptance of this appointment or the performance of its duties hereunder; provided, however, that if the Escrow Agent shall be found guilty of willful default or action, or gross negligence, then, in such event, the Escrow Agent shall bear all such losses, claims, damages and expenses. In the event the Escrow Agent places the Deposit in the Court Registry, upon the delivery of same to the prevailing party, whether by court order or otherwise, the non-prevailing party shall (1) pay to the prevailing party at the time of such delivery, interest on said monies at the publicly announced prime rate, as such rate may change from time to time, said interest to run from the date of deposit into the Court Registry until delivery of same to the prevailing party, and (2) notwithstanding any contrary provision contained herein, pay to the Escrow Agent all monies necessary to reimburse the Escrow Agent for any losses, claims, damages, liabilities and expenses incurred by the Escrow Agent in connection with its appointment as the Escrow Agent or the performance of its duties hereunder.

4.4 Notwithstanding anything to the contrary herein contained, Seller acknowledges that Shutts & Bowen LLP is acting as Escrow Agent hereunder as well as representing Buyer as its attorney in connection with the transactions contemplated hereunder. Seller further acknowledges and agrees that Shutts & Bowen LLP may represent Buyer, as Buyer’s counsel in any action, suit or other proceeding between Seller and Buyer or in which Seller and Buyer may be involved.

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5. Title and Survey Matters.

5.1 Title Commitment. Within ten (10) days after the Effective Date, Seller shall deliver to Buyer a current title insurance commitment covering the Property and any easements that benefit the Property issued by First American Title Insurance Company, or another national title insurance company reasonably acceptable to Buyer (“Title Company”), committing to issue to Buyer an owner’s title insurance policy to the Property in the amount of the Purchase Price (the “Commitment”), together with true, legible (to the extent available), and complete copies of any tax search, departmental or municipal searches, and all instruments giving rise to any defects or exceptions to title to the Property. Buyer and acknowledges and agrees that Seller’s attorney, GrayRobinson, PA, shall be permitted to act as agent for the Title Company in connection with providing the Commitment. No later than seven (7) days prior to the Closing, Buyer may request an endorsement to the Commitment (“Update Endorsement”) that updates the effective date of the Commitment. The Commitment and Update Endorsement shall be accompanied by legible copies of all documents referenced therein (“Title Evidence”). The Commitment shall show that Seller is vested with and can convey to Buyer good, marketable and insurable fee simple title to the Property, free and clear of all liens, encumbrances, objections, defects and exceptions, except the following, (herein called the “Permitted Exceptions”):

5.1.1 Real property taxes, assessments and special district levies, for the year in which the Closing occurs, which shall be prorated as provided for herein, and for subsequent years (all property taxes pro-rated through day of closing in accordance with Section 11 of this Contract); and

5.1.2 Zoning and other regulatory laws and ordinances affecting the Property.

5.2 Title Defects. Prior to the expiration of the Inspection Period, Buyer may examine the Title Evidence and notify Seller in writing of any objections (other than for Permitted Exceptions) (“Buyer’s Notification”) to Seller’s title reflected by the Title Evidence (“Title Defects”). Seller shall use commercially reasonable efforts to cure the Title Defects. If, after ten (10) days from Seller’s receipt of Buyer’s Notification, Seller fails or is unable to cure or remove any Title Defects, Buyer, at Buyer’s sole option may:

5.2.1 Accept title to the Property in its then existing condition; or

5.2.2 Terminate this Contract by written notice to Seller, at which time the Contract will be null and void and the parties hereto will have no further rights or obligations hereunder as to any part of the Property, except for those obligations which specifically survive termination hereunder. Upon such termination and release of rights and obligations, the Deposit shall be returned to Buyer.

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5.3 Survey. Within three (3) days after the Effective Date, Seller shall deliver to Buyer any surveys, plat plans, site plans and supporting documentation for same which may be in Seller’s possession or control. In addition, Buyer may obtain a current survey (“Current Survey”) of the Property prepared by a duly licensed property surveyor in the State of Florida and shall provide copies of same to Seller and Seller’s attorney. The cost of the Current Survey shall be borne by Buyer. Buyer shall deliver to Seller, and Seller’s attorney, in writing, any objections to the exceptions to title set forth in the Survey (“Survey Items”), other than the Permitted Exceptions (collectively, “Buyer’s Survey Notification”), prior to the expiration of the Inspection Period. Seller shall use commercially reasonable efforts to cure the Survey Items. If, after ten (10) days from Seller’s receipt of Buyer’s Survey Notification, Seller fails or is unable to cure or remove any Survey Items, Buyer, at Buyer’s sole option may:

5.3.1 Accept title to the Property in its then existing condition; or

5.3.2 Terminate this Contract by written notice to Seller, at which time this Contract will be null and void and the parties hereto will have no further rights or obligations hereunder as to any part of the Property except for those obligations which specifically survive termination hereunder. Upon such termination and release of rights and obligations, the Deposit shall be immediately returned to Buyer.

6. Inspection Period.

6.1 Buyer shall have until 5:00 P.M. ET on the thirtieth (30th) day after the later of (i) the Effective Date or (ii) the date on which the all of the schedules to this Agreement are delivered to the Buyer (the “Inspection Period”) in which to conduct, at Buyer’s sole expense, except as otherwise provided herein, to evaluate the Facility, the Purchased Assets and Assumed Liabilities (including conducting such tests, studies, surveys, and/or other physical inspections of the Facility and Purchased Assets as Buyer deems reasonably necessary or appropriate) and all information relating thereto. Buyer’s due diligence inspections shall not unreasonably interfere with Seller’s use or operation of the Facility. Buyer’s due diligence inspections may encompass such matters as, without limitation, title and survey (as further provided in Section 5 above), environmental conditions, soil conditions, siting, access, traffic patterns, competition, financing, economic feasibility, platting, zoning, leasing status, and matters involving governmental cooperation. All schedules to this Agreement shall be delivered by the Seller to the Buyer in no event later than three (3) business days after the Effective Date. The final forms of all exhibits hereto shall be agreed upon by the parties prior to the expiration of the Inspection Period.

6.2 If for any reason whatsoever, in Buyer’s sole discretion, Buyer determines during the Inspection Period that it does not wish to purchase the Purchased Assets and to close the transaction contemplated hereby, Buyer shall have the absolute right to terminate this Contract by giving written notice of such termination to Seller (“Termination Notice”) in the manner hereinafter provided for the giving of notices, prior to the expiration of the Inspection Period. In addition, if Buyer fails to deliver an Approval Notice (as defined below) to Seller prior to expiration of the Inspection Period, then it shall be presumed conclusively that Buyer is not satisfied with its investigation. Upon Seller’s receipt of a Termination Notice or failure to timely receive an Approval Notice, the Deposit shall be returned to Buyer and thereafter this Contract shall be deemed terminated and of no further force and effect and both parties shall be released and relieved of any liability or obligations hereunder, except for those that specifically survive termination hereof. If Buyer provides written notice of approval of the Purchased Assets (“Approval Notice”) prior to the expiration of the Inspection Period, then it shall be presumed conclusively that Buyer is satisfied with its investigation, and thereafter Buyer shall have no further right to terminate this Contract in accordance with the provisions of this Section 6, and shall be obligated to close the transaction contemplated herein on the Closing Date provided that all conditions Buyer’s obligation to close are satisfied.

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6.3 In addition to the items required to be delivered by Seller in Section 5.1 (Title) and Section 5.2 (Survey), above, Seller shall, within three (3) days after the Effective Date deliver to Buyer copies of any and all Resident Contracts, environmental audits, engineering studies, plats, association documents, development plans, traffic studies, site plans, utility bills, bank statements and other similar documents or information, which are in Seller’s possession or control.

7. Intentionally Omitted.

8. AHCA License. Seller shall notify the Florida Agency for Health Care Administration (“AHCA”) of the intended change of ownership of the Facility, and Buyer shall file the CHOW Application (“Application”) and pay application fees (“Application Fees”), with AHCA, within five (5) days after the expiration of the Inspection Period (“CHOW Application Date”). Seller shall provide Buyer with reasonable assistance, as requested by Buyer and at Buyer’s expense, in preparing and filing the Application as well as a provider enrollment application to permit Buyer, as the new owner of the Facility, to participate in Florida Medicaid following the Closing.

9. Closing/Conditions of Closing.

9.1 Closing Date. The consummation of the purchase and sale of the Purchased Assets as contemplated by this Contract (the “Closing”) shall take place in accordance with the terms and conditions of this Contract at the offices of the Escrow Agent fifteen (15) calendar days after the expiration of the Inspection Period, or, if such date is not a business day, the first business day immediately thereafter. The date on which the Closing is to occur is herein referred to as the “Closing Date”. The Closing may also be conducted as a “mail away closing” or escrow closing in which all required documents and funds are provided to and disbursed by the Escrow Agent to the appropriate parties or entities; provided that all required documents and funds must be received by the Escrow Agent on or before the Closing Date.

9.2 Time of the Essence. Time shall be of the essence with respect to Buyer’s and Seller’s obligation to consummate the Closing on the Closing Date.

9.3 Conditions to Closing. The obligations of Buyer to consummate the transactions provided for herein are subject to and contingent upon the satisfaction of the following conditions or the waiver of same by Buyer in writing, except if Buyer shall provide Seller with prompt written notice of the failure of any of any of Buyer’s conditions to Closing, Seller shall have five (5) business days in which to cure such failure. If failure to satisfy such conditions is not timely cured, then Buyer shall have the right to (i) waive such unsatisfied condition (which shall include the waiver of any claim for breach of covenant, obligation, representation, warranty or other agreement related to such condition or failure of condition) and proceed to Closing or (ii) terminate this Contract by written notice to Seller, in which event this Contract shall terminate, and the Deposit will be returned to Buyer.

9.3.1 Title Policy. The Title Company shall be willing to insure Buyer’s good, marketable, and indefeasible title to the Property pursuant to an ALTA Owner’s Policy of Title Insurance in the amount of the Purchase Price, subject only to the Permitted Exceptions and with all endorsements required by Buyer (the “Title Insurance Policy”).

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9.3.2 Seller’s Representations. The representations and warranties of Seller contained in this Contract, the other documents to be delivered pursuant hereto and any certificate or other writing delivered pursuant hereto shall be true and correct in all material respects on and as of the date hereof and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which shall be determined as of that specified date in all respects).

9.3.3 Covenants. Seller shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this Contract and the other documents to be delivered pursuant hereto to be performed or complied with by it prior to or on the Closing Date.

9.3.4 Termination of Affiliate Agreements. Seller shall have cancelled and terminated, or have caused to have been cancelled or terminated, all agreements, contracts, and leases with Seller and its affiliates, or as otherwise required pursuant to this Contract, including, without limitation, any operating contract (the “Current Operating Contract”), by and between Seller and MCA Naples Operating Company, LLC, a Tennessee limited liability company (“Current Operator”), and any management agreement (the “Current Management Contract”) by and between Current Operator and Memory Care America, LLC, a Tennessee limited liability company (“Current Manager”), and provided Buyer with evidence of same.

9.3.5 Interim Management Agreement. Current Operator, Buyer and Naples Management I, LLC, a Florida limited liability company (“Buyer’s Operator”), an affiliate of Buyer, shall have entered into an Interim Management Agreement in the form agreed upon by Current Operator, Buyer and Seller prior to the expiration of the Inspection Period, pursuant to which Current Operator shall have agreed to manage the Facility on an interim basis until such time as Buyer’s Operator shall have obtained from AHCA a provisional license for the operation of the Facility in accordance with applicable law.

9.3.6 No Litigation. There shall be no material litigation or claim pending or threatened by any governmental or regulatory agency or any other person or entity against Seller or Buyer in connection with the transactions contemplated by this Contract or that seeks to prevent, delay, condition, restrict, or change the transactions contemplated by this Contract or that Buyer, in good faith and with the advice of counsel, believes could result in the payment of damages by Buyer.

9.3.7 Occupancy. The occupancy level of the Facility on the Closing Date shall be not less than forty-eight (48) residents.

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9.3.8 No Material Adverse Change. No material adverse change in the Purchased Assets or the operations of the Facility shall have occurred since the Effective Date, other than such that reflect general market conditions or any additional regulatory requirements applicable to the industry generally.

9.3.9 Closing Deliveries. Seller shall have delivered to Buyer such documents and deliveries set forth in Section 12.1.

10. Closing Expenses. The following expenses shall be apportioned and paid as follows:

10.1 Seller shall pay for state documentary stamps and any surtax imposed by the county in which the Property is located required to be affixed to the Deed, the cost to record the Deed to Buyer, the premium and other costs associated with issuing, updating and endorsing the Title Commitment and Title Insurance Policy, the cost to prepare and record any instrument required to cure any Title Defect, any cost to obtain any necessary consents to the assignment of the Resident Contracts and Assumed Contracts, any and all costs incurred by Seller in connection with the preparation, review, and negotiation of this Contract and the transactions and the Closing contemplated by this Contract, including any attorneys’ or consultancy fees and any other expense agreed in this Contract to be paid by Seller.

10.2 Buyer shall pay the cost of the Current Survey, the cost of any endorsements to the Title Insurance Policy and the costs associated with Buyer’s lender, if any, including any lender’s recorded documents, lender’s title commitment and policy, any and all costs incurred by Buyer in connection with the preparation, review, and negotiation of this Contract and the transactions and the Closing contemplated by this Contract, including any attorneys’ or consultancy fees and any other expense agreed in this Contract to be paid by Buyer.

10.3 All other expenses shall be paid by the parties as may be customary in Collier County, Florida.

11. Credits and Prorations.

11.1 The following shall be apportioned with respect to the Purchased Assets as of 12:01 a.m., Florida time, on the day of Closing, as if Buyer were vested with title to the Purchased Assets during the entire day upon which Closing occurs:

11.1.1 Resident Fees as and when collected (the term “Resident Fees” as used in this Contract includes payments due and payable by Residents under the Resident Contracts);

11.1.2 taxes (including personal property taxes on the Personal Property). If Closing takes place before the current year’s taxes are fixed, millages and the assessed valuations for the previous year, with known changes, shall be used in making the aforementioned prorations. If it is later determined that the prorations at Closing based upon the prior year’s millages and assessed valuations were incorrect, and that the actual taxes on the Purchased Assets varied from the projected taxes, then taxes will be reprorated subsequent to the closing upon receipt by Buyer of the current year’s tax bill;

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11.1.3 certified assessments or liens for governmental improvements as of the date of Closing, if any, shall be paid in full by Seller, and pending assessments or liens for government improvements as of the date of Closing shall be assumed by the Buyer. “Certified” for this purpose shall be defined to mean that the improvement has been substantially completed as of the Closing Date. With respect to any assessments or liens for governmental improvements which are payable in installments over a number of calendar or fiscal years, Seller shall be obligated to pay all installments due and owing for all of the calendar or fiscal years which have elapsed prior to the Closing Date. Installments for the calendar or fiscal year of Closing shall be prorated and installments for future calendar and fiscal years shall be the responsibility of Buyer;

11.1.4 any amounts prepaid or payable by the respective party under the Assumed Contracts;

11.1.5 gas, electricity and other utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing; and

11.1.6 any other operating expenses of the Purchased Assets incurred during the month in which Closing occurs.

11.2 Notwithstanding anything contained in the foregoing provisions:

11.2.1 At Closing, (A) Seller shall, at Seller’s option, either deliver to Buyer any deposits actually held by Seller pursuant to the Resident Contracts, or credit against the Purchase Price the amount of such deposits (to the extent such deposits are not applied against delinquent Resident Fees), and (B) Seller shall be entitled to receive and retain all refundable cash or other deposits posted with utility companies serving the Property. Following the expiration of the Effective Date, Seller shall not apply any security deposits under the Resident Contracts to offset delinquent rent or repairs made without the prior consent of Buyer, which consent to make repairs shall not be unreasonably withheld, conditioned or delayed.

11.2.2 Charges referred to in Section 11.1 above (other than those referred to in Section 11.1.1) which are payable by any Resident to a third party shall not be apportioned hereunder, and Buyer shall accept title subject to any of such charges unpaid and Buyer shall look solely to the Resident responsible therefor for the payment of the same. If Seller shall have paid any of such charges on behalf of any Resident, and shall not have been reimbursed therefor by the time of Closing, Seller shall be entitled to any reimbursement of such charges that are paid by the Resident following the Closing.

11.2.3 Seller shall be entitled to receive any tax refunds or reductions attributable to the years prior to the year of the Closing, and any tax refund or reduction attributable to the year of the Closing shall be prorated between Seller and Buyer.

11.2.4 As to gas, electricity and other utility charges referred to in Section 11.1.5 above, Seller may on notice to Buyer elect to pay one or more of all of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, such item shall not be apportioned hereunder, and Seller’s obligation to pay such item directly in such case shall survive the Closing.

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12. Closing Deliveries.

12.1 Seller’s Closing Deliveries. Seller shall deliver or cause to be delivered to Buyer the following at the Closing, except as otherwise specified below:

12.1.1 One (1) original general warranty deed (the “Deed”) in substantially the form attached hereto as Exhibit C, executed by Seller and acknowledged, and in recordable form, conveying to Buyer the Property, subject to the Permitted Exceptions.

12.1.2 One (1) original Bill of Sale and Assignment of Intangibles (the “Bill of Sale and Assignment of Intangibles”), in substantially the form attached hereto as Exhibit D, executed by Seller, conveying to Buyer good and marketable title to the Personal Property and the Intangibles, free and clear of all encumbrances and adverse claims.

12.1.3 Two (2) originals of the Assignment and Assumption of Resident Contracts (the “Assignment of Resident Contracts”) in substantially the form attached hereto as Exhibit E, each executed by Seller and assigning to Buyer all of Seller’s right, title, and interest in the Resident Contracts.

12.1.4 Two (2) originals of the Assignment and Assumption of Assumed Contracts (the “Assignment of Contracts”) in substantially the form attached hereto as Exhibit F, each executed by Seller and assigning to Buyer all of Seller’s right, title, and interest in the Assumed Contracts.

12.1.5 One (1) original Resident Notification Letter for each Resident (the “Resident Notification Letter”) in substantially the form attached hereto as Exhibit G, signed by Seller and notifying all Residents under the Resident Contracts of the transfer of ownership of the Purchased Assets.

12.1.6 One (1) original an affidavit in substantially the form attached hereto as Exhibit H, executed by Seller and stating its taxpayer identification number for federal income tax purposes and that Seller is not a foreign person within the meaning of Section 1445, et seq. of the Internal Revenue Code of 1986, as amended (the “Code”).

12.1.7 One (1) original certificate, dated the Closing Date and signed by a duly authorized officer of Seller, that each of the conditions set forth in Section 9.3.2 and Section 9.3.3 have been satisfied.

12.1.8 One (1) original a certificate of the Secretary (or equivalent officer) of Seller certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the managers and the members of Seller authorizing the execution, delivery and performance of this this Contract and the other documents to be delivered pursuant hereto and the consummation of the transactions contemplated hereby and thereby; that such resolutions are in full force and effect; and that such resolutions are all the resolutions adopted in connection with the transactions contemplated by this this Contract and the other documents to be delivered pursuant hereto, (ii) the names and signatures of the officers of Seller authorized to sign this this Contract and the other documents to be delivered pursuant hereto, (iii) that attached thereto is a certificate of the Secretary of State of the State of Florida, dated no more than fifteen (15) days prior to the Closing Date, as to the existence and good standing of Seller and (iv) that attached thereto is a certificate of the Secretary of State of each jurisdiction, other than the State of Florida, in which Seller does business, dated no more than fifteen (15) days prior to the Closing Date, as to Seller’s qualification as a foreign limited liability company and good standing in such jurisdiction.

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12.1.9 Copies of all Resident Contracts and Assumed Contracts, or if in the possession of Seller, originals of all Resident Contracts and Assumed Contracts.

12.1.10 To the extent in the possession of Seller, all books, records, and other documents in Seller’s possession, custody, or control that are used in the maintenance and operation of the Facility and/or the Purchased Assets.

12.1.11 To the extent in the possession of Seller, all keys, key cards, and codes for entrance to the Facility in Seller’s possession and identification of the locks to which they correspond.

12.1.12 One (1) original title affidavit in a form reasonably acceptable to Seller and the Title Company.

12.1.13 A rent roll, prepared as of the Closing Date, certified to be true and correct in all material respects through the Closing Date. The rent roll shall include, with respect to each Resident, without limitation, the name of the Resident, the monthly rent due under the Resident Contract, the amount of the security deposit held under the Resident Contract, if any, the amount of the last month’s rent deposit held under the Resident Contract, if any, the date of expiration of the Resident Contract, the amount of any pre-paid rent or other charges, whether or not all payments due under the Resident Contract have been received by Seller to date, a statement that the Resident Contract has not been amended or modified since the Effective Date, and any other information reasonably requested by Buyer.

12.1.14 Two (2) originals of the Escrow Agreement, executed by Seller.

12.1.15 Two (2) originals of the Non-Competition and Non-Solicitation Agreement in substantially the form attached as Exhibit I hereto (the “Non-Competition Agreement”), duly executed by Seller, Current Operator, Current Manager, B.J. Parrish and Jim Walsea.

12.1.16 A certificate of compliance from the Florida Department of Revenue stating that as of a date not more than fifteen (15) days prior to the Closing Date, the Seller has filed all applicable reports and paid all fees, penalties and taxes as required under Florida law.

12.1.17 Two (2) originals of an assignment of all warranties in the form required by the issuer of the applicable warranty, or, if no form is required, a general assignment. Following the Closing Date, Seller at no cost to Seller shall cooperate with Buyer to the extent any further action is required to effectuate the transfer of any warranties.

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12.1.18 All other documents reasonably necessary or otherwise required by the Escrow Agent or the Title Company to consummate the transactions contemplated by this Contract.

12.2 Buyer’s Closing Deliveries. Buyer shall deliver or cause to be delivered to Seller the following at the Closing, except as otherwise specified below:

12.2.1 The balance of the Purchase Price as set forth in Section 3.1.

12.2.2 Two (2) original Assignment of Resident Contracts, each executed by Buyer and assuming all of Seller’s obligations under the Resident Contracts listed on an exhibit to the Assignment of Resident Contracts.

12.2.3 Two (2) original Assignment of Contracts, each executed by Buyer and assuming all of Seller’s obligations under the Assumed Contracts.

12.2.4 One (1) original Resident Notification Letter for each Resident, signed by Buyer.

12.2.5 One (1) original a certificate of the Secretary (or equivalent officer) of Buyer certifying (i) that attached thereto are true and complete copies of all resolutions adopted by the managers and the members of Buyer authorizing the execution, delivery and performance of this Contract and the other documents to be delivered pursuant hereto and the consummation of the transactions contemplated hereby and thereby; that such resolutions are in full force and effect; and that such resolutions are all the resolutions adopted in connection with the transactions contemplated by this this Contract and the other documents to be delivered pursuant hereto, (ii) the names and signatures of the officers of Buyer authorized to sign this this Contract and the other documents to be delivered pursuant hereto and (iii) that attached thereto is a certificate of the Secretary of State of the State of Florida, dated no more than fifteen (15) days prior to the Closing Date, as to the existence and good standing of Buyer.

12.2.6 Two (2) originals of the Escrow Agreement, executed by Buyer.

12.2.7 Two (2) originals of the Non-Competition and Non-Solicitation Agreement, duly executed by Buyer.

12.2.8 Such evidence as the Title Company may require as to the authority of the person or persons executing documents on behalf of Buyer.

12.2.9 All other documents reasonably necessary or otherwise required by the Escrow Agent or the Title Company to consummate the transactions contemplated by this Contract.

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13. Employees.

13.1 WARN Act Compliance. Buyer shall offer employment to a sufficient number of the Facility Employees on such terms and conditions (including, without limitation, any required period of retention, pay, and other benefits) so as to avoid Seller being required to give any notice under the Worker Adjustment and Retraining Notification Act (“WARN Act”) and any similar Florida law, it being acknowledged that the number of Facility Employees is less than 100. Buyer and Seller acknowledge and agree, for purposes of the WARN Act, that the Purchased Assets and the Facility are being sold as a “going concern” and that the employees of Seller shall be employed and compensated by Seller through the end of the work day on the day of Closing. Unless Buyer expressly agrees otherwise, Buyer shall have no liability for any financial obligation to Seller’s employees accrued during their employment with Seller, including employee wages, so-called “severance pay,” accrued vacation benefits for periods of service, or other payments to any of Seller’s employees.

13.2 Identification of Employees and Independent Contractors. Within five (5) business days after the Effective Date, Seller shall deliver to Buyer a list of the names of all persons who are employed by or on behalf of Seller (the “Facility Employees”), and who are hired as independent contractors and used by the Seller at the Facility (the “Independent Contractors”) setting forth (i) their job titles and descriptions; (ii) their compensation rates; (iii) their employment or contract dates; (iv) whether they are employed or engaged on a full-time or part-time basis and, in the case of part-time employees or independent contractors, the number of hours per week for which they are employed or engaged; (v) the name of the specific entity that employs each of the Facility Employees or contracts with each of the Independent Contractors; and (vi) whether any such employee is on probation, restriction, or subject to other disciplinary action. During the period between the Effective Date and the Closing Date, Seller shall make available to representatives of Buyer the personnel files of the Facility Employees and Independent Contractors and such other information concerning the Facility Employees and Independent Contractors as Buyer reasonably requests.

13.3 Offers of Employment. Provided business operations are not unreasonably disrupted, the Buyer shall be permitted to interview (a) the Facility Employees and Independent Contractors set forth on Schedule 13.3 during the Inspection Period upon three (3) business days prior notice to the Seller and (b) all other Facility Employees and Independent Contractors after the expiration of the Inspection Period and no sooner than seven (7) days prior to the Closing, to determine which personnel may be offered employment (in the case of Facility Employees) (the “Offeree Employees”) or new independent contractor agreements (in the case of the Independent Contractors) (the “Offeree Independent Contractors”). Any offers of employment will be contingent on such Offeree Employees or Independent Contractors satisfying Buyer’s qualifications and conditions for employment, including appropriate licensure, background screening, and drug tests.

13.4 Employee Transition. At such time or times as are reasonably requested by Buyer (to the extent it doesn’t disrupt the Seller’s operation of the Facility) following the initial meetings with the Offeree Employees and Offeree Independent Contractors described in Section 13.3 above, Seller shall permit Buyer to conduct one or more meetings for Offeree Employees in order to provide details on proposed compensation and other conditions of employment with Buyer. Seller shall use reasonable efforts to assist Buyer in employing and retaining the Offeree Employees as of the Closing Date. Seller shall provide Buyer access to the Offeree Employees who elect to accept Buyer’s offers of employment (“Transferred Employees”), to facilitate Buyer’s entry of payroll information for such Transferred Employees into Buyer’s payroll system. Seller shall terminate the employment of the Transferred Employees, such termination to be effective as of the Closing. Seller shall be responsible for providing all notices to Facility Employees that may be required by law in connection with the transactions contemplated by this Contract, including the termination or change of employment of any Facility Employees. Seller will waive any covenants not to compete or similar restrictive covenants that may exist between Seller and the Offeree Employees at Closing for any Offeree Employee employed by Buyer at the Facility. Seller shall pay all severance pay obligations with respect to all Facility Employees whose employment is terminated on or prior to the Closing or as a consequence of the transactions contemplated by this Contract.

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13.5 Payment of Compensation. Seller shall be responsible for paying all compensation and wages to which the Facility Employees are entitled through and as of the Closing Date, including wages, salaries, bonuses, benefits, and overtime, and shall withhold and pay all payroll tax obligations associated therewith, including income tax, FICA, and FUTA obligations.

13.6 Accrued Paid Time Off and Other Benefits. On or before the Closing Date, Seller shall provide Buyer a schedule listing all accrued vacation, holiday, and sick-pay days and other accrued paid time off (“PTO”) and other benefits to which each Transferred Employee is entitled as of the Closing Date, calculated on a true accrual basis (to include both earned and unearned benefits). Seller shall be solely responsible for PTO and other benefits to which each Transferred Employee would otherwise be entitled had they remained employed by Seller. Buyer shall assume no liability, obligation, or responsibility for any PTO or other employee benefits accrued on or before the Closing Date, and Buyer shall have no obligation to credit any Transferred Employees for any period of service prior to the Closing Date for purposes of calculating any entitlement to PTO or other employee benefits after the Closing. Nothing herein constitutes a promise or agreement by Buyer to provide employment for any employees of Seller for any period of time after the Closing Date.

13.7 Continuation Benefits. For so long as Seller (or a member of “Seller’s Group” as defined in Q&A-2 of Treasury Regulation Section 54.4980B-2) maintains a group health plan after Closing, a group health plan maintained by Seller (or a member of Seller’s Group) shall have the obligation to make continuation coverage available under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) (or to provide COBRA continuation coverage, as the case may be) to all “M & A Qualified Beneficiaries” (as defined in Q-4/A-4(a) of Treasury Regulation Section 54.4980B-9) whose qualifying event occurred prior to or in connection with the sale of assets described herein and who is, or whose qualifying event occurred in connection with, a covered employee whose last employment prior to the qualifying event was associated with the sale of assets described herein.

13.8 No Third Party Rights. Nothing in this Contract shall create any rights in favor of any person not a party to this Contract, including the Facility Employees, or constitute an employment agreement or condition of employment for any employee of Seller or any of Seller’s affiliates.

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14. Representations and Warranties of Seller. Seller represents and warrants to Buyer as of the Effective Date and as of Closing Date as follows:

14.1 Seller is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Tennessee, with all requisite power and authority to own, lease, and operate the Purchased Assets and to conduct its business as currently conducted. Seller is duly qualified to do business and is in good standing in the State of Florida. Seller has no subsidiaries and holds no equity or ownership interest in any other entity.

14.2 Seller has full power and authority to enter into this Contract and to comply with the terms of this Contract. The execution, delivery, and performance of this Contract by Seller and the sale of the Purchased Assets as contemplated by this Contract have been duly authorized by all necessary action by and on behalf of Seller. This Contract has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller, enforceable against Seller in accordance with its terms. The person signing this Contract on behalf of Seller is fully authorized to do so.

14.3 The execution and delivery of this Contract and the consummation of the transaction contemplated by this Contract, (i) will not result in a violation of or a conflict with any provision of the articles of organization, operating agreement, or any other governing documents of Seller; (ii) will not result in a breach of or default under any contract or agreement to which Seller is a party or by which Seller’s assets are bound; (iii) will not result in a violation by Seller of any judgment, order, writ, injunction, decree or award of any court, arbitrator, or governmental or regulatory official, body or authority that is applicable to Seller; and (iv) will not result in the creation or imposition of any lien, charge, restriction or encumbrance of any kind or give to any person (other than Buyer) any interest or right in or with respect to any of the assets, properties, agreements or interests of Seller.

14.4 Seller has delivered or made available to Buyer correct and complete copies of all Resident Contracts and all amendments thereto and currently in effect. The list of Residents set forth on Schedule 14.4 is true, correct and complete in all material respects and no Resident Fees for such Resident Contracts have been prepaid more than thirty (30) days in advance with respect to any Resident Contracts.

14.5 Schedule 14.5 to this Contract lists all contracts and agreements of any kind (except the Resident Contracts) to which Seller is a party or is bound or that affect the Purchased Assets (provided that if such Schedule is not attached to this Contract on the Effective Date, such Schedule shall be provided by Seller to Buyer within two (2) days of the Effective Date). Seller has provided Buyer with a true and complete copy of each such contract and agreement or a written summary if a complete copy is not available or is not in writing. Each listed contract is in full force and effect. None of the listed contracts has been materially breached by Seller or, to the best of Seller’s knowledge, any other party thereto. No event has occurred which, with notice or passage of time, would constitute a breach under any of the listed contracts.

14.6 Seller’s inventories of supplies, including office supplies, food service supplies, and nursing supplies, have been maintained in the ordinary course of business and are adequate for the conduct of the Facility’s operations, consistent with past practices and experience. The inventories do not include any material amount of any items that are spoiled or obsolete. Seller is not under any liability with respect to the return of inventories in the possession of wholesalers, retailers, or other customers.

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14.7 Seller has good and valid title to all of the Purchased Assets, free and clear of any and all liens, encumbrances and other charges and restrictions, except Permitted Exceptions.

14.8 As of the Effective Date, the Facility had an occupancy of fifty (50) Residents.

14.9 There is no action, litigation, investigation, condemnation or proceeding of any kind pending or, to the best of Seller’s knowledge, threatened against Seller or against any portion of the Purchased Assets. There is no order, judgment, decree, or other determination by a governmental authority pending or, to the best of Seller’s knowledge, threatened against Seller, which would have a material and adverse effect on the Purchased Assets or the ability of Seller to perform its obligations under this Contract.

14.10 Since December 24, 2013, without any gaps in coverage, Seller and the Facility have been continuously covered by liability, errors and omissions, and workers’ compensation insurance. Seller does not have any outstanding claims under any of the insurance policies except as specified in Schedule 14.10, and Seller has timely given all required notices and presented all potential or actual claims under the insurance policies. Seller has not been refused any insurance, nor has its coverage been limited, by an insurance carrier to which it has applied for insurance or with which it has carried insurance. Seller has fully disclosed to Buyer, and has fully complied with, all requests by insurance companies, or by any person having responsibility for safety from fire or other hazards, for the performance of any repairs, alterations, or other work.

14.11 To the best of Seller’s knowledge, Seller has complied with, and is in compliance in all material respects with, all laws, rules, and regulations applicable to Seller or the Facility. Seller has not received notice of any alleged pending or unresolved violations of any applicable law, rule or regulation affecting the Purchased Assets, or of any damages, defects or outstanding repair requirements, and Seller is not under any investigation with respect to a possible violation of any laws, orders, or regulations. Without limiting the foregoing, Seller nor anyone else on behalf of Seller has ever, directly or indirectly, offered, made, solicited, or received any contribution or paid or delivered or committed itself to pay or deliver, any fee, commission, gift, bribe, rebate, payoff, influence payment, kickback, or other remuneration, regardless of form, whether in money, property or services, or any other payment of money or items of property or services, that is prohibited by law, including any remuneration offered, given, solicited, or received in return for referrals. Neither Seller nor any of Seller’s officers, directors, agents or employees has committed any violation of laws relating to health care fraud. No event has occurred and no circumstance exists that may constitute a violation by Seller of any laws regulating health care fraud, including, but not limited to, the false claims, false representations, anti-kickback and all other provisions of the Medicare/Medicaid fraud and abuse laws including but not limited to Title XVIII of the Social Security Act, 42 U.S.C. §§ 1395-1395hh (Medicare), including specifically, the Ethics in Patient Referrals Act, as amended (the Stark Law), 42 U.S.C. § 1395nn; the Federal Health Care Program Anti-Kickback Statute, 42 U.S.C. § 1320a-7b(b); the False Claims Act, 31 U.S.C. §§ 3729-3733 (as amended); the Program Fraud Civil Remedies Act, 31 U.S.C. §§ 3801-3812; the Anti-Kickback Act of 1986, 41 U.S.C. §§ 51-58; the Civil Monetary Penalties Law, 42 U.S.C. §§ 1320a-7a and 1320a-7b; the Exclusion Laws, 42 U.S.C. § 1320a-7; the Health Insurance Portability and Accountability Act of 1996, 42 U.S.C. §§ 1320d-1329d-9 and all applicable implementing regulations, rules, ordinances, judgments, and orders (“HIPAA”), and any similar state and local statutes, regulations, rules, ordinances, judgments, and orders. Seller has delivered to Buyer a true and complete copy of each compliance plan and all policies and procedures in effect with respect to the Facility, if any.

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14.12 Neither Seller nor any person acting on its behalf has made any payment or otherwise transmitted anything of value, directly or indirectly, to any official of any government, governmental agency, or political subdivision for the purpose of influencing any decision affecting Seller, nor has any fund or other asset of Seller been maintained that was not fully and accurately recorded on Seller’s books of account. Seller has not made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other person, to any candidate for federal, state, local, or foreign public office.

14.13 The Property is not in violation of any Environmental Laws relating to industrial hygiene, environmental conditions, hazardous waste or toxic materials on, under or about the Property, including, without limitation, soil and groundwater conditions. Seller has received no notice alleging a violation of any Environmental Laws. Seller further represents and warrants that, except as shown on any environmental assessment delivered by Seller, during Seller’s ownership of the Property, (i) Seller has not used, manufactured, stored or disposed of, on or under the Property or transported to or from the Property, Hazardous Materials other than those Hazardous Materials allowed under Environmental Laws and customarily used, manufactured, stored, disposed of or transported in the ordinary course of construction, repair, maintenance and operation of the Property including, without limitation, pesticides, fertilizers, solvents, cleansers and other cleaning supplies and materials, and (ii) no third party has used, manufactured, stored or disposed of, on or under the Property or transported to or from the Property any Hazardous Materials in reportable quantities in violation of applicable Environmental Laws.

14.14 Seller has not received any notice, in writing, of any special assessment which affects the Property or the other Purchased Assets and Seller has filed all tax returns required to be filed by Seller and has paid all taxes that it has been required to pay. No tax return of Seller is under audit or examination by any taxing authority, and no written notice of such an audit or examination has been received by Seller. All taxes due from Seller and the Facility for periods ending on or prior to the Closing Date have been paid or will be paid by Seller. Seller has withheld and paid over all taxes relating to Seller or the Facility that are required by applicable laws to have been withheld and paid over (including any estimated taxes). Seller has not made any sales or received any revenues or payments and, in the ordinary course of its business, Seller does not make any sales and does not receive any revenues or payments, with respect to which Seller is required to collect or remit sales or use taxes.

14.15 Seller has no employment agreements. All Facility Employees are employed through a professional employer organization (PEO) managed by Insperity. Seller has provided Buyer with true and complete copies of all personnel policies, employee manuals, and similar documents applicable to Seller and the relevant staffing agreement relating to the employment or retention of the Facility Employees. All Facility Employees possess all licenses that they are required to possess under applicable law to perform the services that they perform. Seller is not a party to any labor contract, collective bargaining agreement, or any other arrangement with any labor union or organization. There is no pending or, to the knowledge of Seller, threatened labor union organizing attempt, labor dispute, strike, or work stoppage affecting the Facility. There is no pending or, to the knowledge of Seller, threatened suit, action, or unfair labor practice complaint between Seller and any Facility Employee. No key employee or group of employees plans to terminate their employment at the Facility, and each Facility Employee is in compliance with all applicable policies and procedures.

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14.16 To the knowledge of Seller, Seller has complied in all material respects with the applicable requirements for its employee medical and benefit plans as set forth in the Code and Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder, including, without limitation, Section 4980B of the Code (as well as its predecessor provision, Section 162(k) of the Code) and COBRA

14.17 There are no outstanding contracts made by Seller for any improvements to the Property, payment of which is due and owing, which have not been or will not be fully paid for at Closing, and that Seller shall cause to be discharged or endorsed over all mechanics’ and materialmen’s liens arising from any labor or materials furnished by Seller prior to Closing which pertain to the Property.

14.18 Seller is not a foreign corporation, foreign partnership, foreign trust or foreign estate, as defined in the Code, and is not subject to the provisions of Section 1445 of the Code related to the withholding of sales proceeds to foreign persons.

14.19 The Facility is the holder of an Extended Congregate Care License issued by AHCA to the Facility effective on December 24, 2019 (the “License”), which provides for a total bed capacity of 54 residents (License No. 8175). A copy of the License is attached to Schedule 14.19 hereto. The Facility is currently licensed and in good standing with AHCA. Set forth on Schedule 14.19 is a complete and accurate list of all other material licenses, permits, certificates and other governmental approvals held by Seller (the “Authorizations”). The License and other Authorizations constitute all licenses, permits, certificates, and other governmental approvals that are necessary for Seller to conduct its business and operations as presently conducted.

14.20 There is no non-compliance with applicable AHCA requirements for ongoing operation of the Facility in the State of Florida.

14.21 There are no legal or administrative actions pending or, any investigation by AHCA which could adversely affect the Facility’s license or the ongoing operation of the Facility.

14.22 The Facility during Seller’s ownership and operation has not been the subject of an AHCA action that resulted in revocation or suspension of the License.

14.23 The Facility has been operating under the Seller’s ownership since prior to December 24, 2013.

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14.24 To the extent Seller is eligible to receive payments under the Medicaid program and is a “provider” with valid and current provider agreement, (a) Seller is in compliance with all conditions of participation for the Medicaid program, (b) there is no pending or, to the knowledge of Seller, threatened proceeding or investigation under the Medicaid program involving Seller, (c) Seller has provided to Buyer true and complete copies of Seller’s most recent survey and inspection reports prepared by each licensure, certification, accreditation, or similar agency (including AHCA and any similar agency or organization having authority with respect to Seller), including all statements of deficiencies and plans of correction, (d) Seller has provided Buyer with true and complete copies of all responses to and plans of correction and material correspondence related to those reports and deficiencies and (e) Seller has complied with and adhered to the conditions of any plan of correction submitted with respect to any deficiencies cited in any of the foregoing reports, and no waivers of any such deficiencies have been requested or granted or are in effect. Seller has filed all reports that are required by applicable law or contract to have been filed with third parties, including federal or state government programs and insurance carriers. Neither Seller nor any of its current officers, directors, or agents nor any Facility Employee has been excluded from Medicare or Medicaid or any federal health care program or been subject to sanction under the Medicare or Medicaid program.

14.25 Seller is solvent and able to pay and discharge its debts when and as they become due. Seller is not engaging in the transactions contemplated by this Contract with intent to hinder, delay, or defraud either present or future creditors.

14.26 Neither Seller nor the managers, members, or officers controlling Seller, respectively, are acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by the United States Treasury Department as a Specially Designated National and Blocked Person, or for or on behalf of any person, group, entity, or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit or supports terrorism; and that they are not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation.

14.27 Seller has delivered to Buyer (i) financial statements consisting of the balance sheet of the Facility as at December 31, 2019 and 2020 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the years then ended, and (ii) the financial statements consisting of the balance sheet of the Facility as at June 30, 2021 and the related statements of income and retained earnings, stockholders’ equity and cash flow for the six-month period then ended, copies of each of which are attached hereto as Schedule 14.26 (the financial statements referred to in clause (i) and clause (ii) are referred to herein as the “Financial Statements”). The Financial Statements are true, correct and complete in all material respects, do not exclude any facts necessary thereto, the omission of which would render such statements misleading in any material respect, have been prepared from and are consistent with the financial books of account and other financial and accounting records of Seller which have been maintained by the Seller in the ordinary course of business, and present fairly and accurately the results of operations of Seller as of the dates and for the periods represented thereby, respectively. The books and records of the Seller fully and fairly reflect all of the transactions, properties, assets and liabilities associated with the operation of the Facility. There are no special or non-recurring items of income or expense during the periods covered by the Financial Statements, and the balance sheets included in the Financial Statements do not reflect any write-up or revaluation increasing the book value of any assets. The Financial Statements reflect all adjustments necessary for a fair presentation of the financial information contained therein.

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As used herein, the term “Hazardous Materials” shall mean: (a) those substances included within the definitions of any one or more of the terms “hazardous materials,” “hazardous wastes,” “hazardous substances,” “industrial wastes,” and “toxic pollutants,” as such terms are defined under the Environmental Laws, or any of them; (b) petroleum and petroleum products, including, without limitation, crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; (d) asbestos and or any material which contains any hydrated mineral silicate, including, without limitation, chrysotile, amosite, crocidolite, tremolite, anthophyllite, and/or actinolite, whether friable or non-friable; (e) polychlorinated biphenyl (“PCBs”) or PCB-containing materials or fluids; (f) radon; (g) any other hazardous or radioactive substance, material, pollutant, contaminant, or waste; and (h) any other substance with respect to which any Environmental Law or governmental authority requires environmental investigation, monitoring, or remediation. As used herein, the term “Environmental Laws” shall mean all federal, state, and local laws, statutes, ordinances, and regulations, now or hereafter in effect, in each case as amended or supplemented from time to time, including, without limitation, all applicable judicial or administrative orders, applicable consent decrees, and binding judgments relating to the regulation and protection of human health, safety, the environment, and natural resources (including, without limitation, ambient air, surface water, groundwater, wetlands, land surface or subsurface strata, wildlife, aquatic species and vegetation), including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended (42 U.S.C. §§ 9601 et seq.), the Hazardous Material Transportation Act, as amended (49 U.S.C. §§ 5101 et seq.), the Federal Insecticide, Fungicide, and Rodenticide Act, as amended (7 U.S.C. §§ 136 et seq.), the Resource Conservation and Recovery Act, as amended (42 U.S.C. §§ 6901 et seq.), the Toxic Substances Control Act, as amended (15 U.S.C. §§ 2601 et seq.), the Clean Air Act, as amended (42 U.S.C. §§ 7401 et seq.), the Federal Water Pollution Control Act, as amended (33 U.S.C. §§ 1251 et seq), the Safe Drinking Water Act, as amended (42 U.S.C. §§ 300f et seq.), any state or local counterpart or equivalent of any of the foregoing, and any federal, state, or local transfer of ownership notification or approval statutes.

The representations and warranties of Seller set forth in this Contract shall survive Closing and not be merged with the Deed for a period of thirty-six (36) months after the Closing. In this Section, any reference to “the knowledge of Seller” or words of similar import shall refer to and be defined as, for the purposes of this Contract, the actual personal knowledge of B.J. Parrish, an Authorized Representative of Seller, and Tina Browning, the Administrator of Current Manager, after reasonable inquiry and investigation. Seller represents and warrants that such individuals have read the representations and warranties given in this Contract and are the persons employed by Seller that possess the most knowledge with respect to the subject areas set forth in this Contract.

15. Radon. RADON IS A NATURALLY OCCURRING RADIOACTIVE GAS THAT, WHEN IT HAS ACCUMULATED IN A BUILDING IN SUFFICIENT QUANTITIES, MAY PRESENT HEALTH RISKS TO PERSONS WHO ARE EXPOSED TO IT OVER TIME. LEVELS OF RADON THAT EXCEED FEDERAL AND STATE GUIDELINES HAVE BEEN FOUND IN BUILDINGS IN FLORIDA, ADDITIONAL INFORMATION REGARDING RADON AND RADON TESTING MAY BE OBTAINED FROM THE COUNTY PUBLIC HEALTH UNIT.

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16. Risk of Loss; Casualty; Eminent Domain.

16.1 Casualty.

16.1.1 Minor Damage. In the event of loss or damage to the Purchased Assets or any portion thereof (the “premises in question”) which is not “major” (as hereinafter defined), this Contract shall remain in full force and effect provided Seller performs any necessary repairs or, at Seller’s option, reduces the cash portion of the Purchase Price in an amount equal to the cost of such repairs, Seller thereby retaining all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question. In the event that Seller elects to perform repairs upon the Purchased Assets, Seller shall use reasonable efforts to complete such repairs promptly and the date of Closing shall be extended a reasonable time in order to allow for the completion of such repairs.

16.1.2 Major Damage. In the event of a “major” loss or damage, either Seller or Buyer may terminate this Contract by written notice to the other party, in which event the Deposit shall be immediately returned to Buyer. If neither Seller nor Buyer elects to terminate this Contract within ten (10) days after Seller sends Buyer written notice of the occurrence of major loss or damage, then Seller and Buyer shall be deemed to have elected to proceed with Closing, in which event Buyer shall, at Buyer’s option, either (a) receive an assignment of all of Seller’s right, title and interest to any claims and proceeds Seller may have with respect to any casualty insurance policies or condemnation awards relating to the premises in question and credit Buyer at Closing plus the amount of any deductible under such casualty insurance policies or (b) Buyer may elect to terminate this Contract, receive a refund of the Deposit and neither party shall have any further obligations under this Contract. Upon Closing, full risk of loss with respect to the Purchased Assets shall pass to Buyer. For purposes of this Section 16, “major” loss or damage refers to the following: (i) greater five percent (5%) of the square footage of the Improvements on the Property; (ii) an absence of reasonable access to the Property; or (iii) damage reasonably exceeding five percent (5%) of the Purchase Price to repair, as determined by an architect selected by Seller and reasonably approved by Buyer.

16.2 Eminent Domain. If, prior to the Closing, any material portion, being equal to or greater than five percent (5%) of the Purchase Price, or all of the Purchased Assets is taken by eminent domain, then Buyer shall have the option of (a) canceling this Contract, in which event the Deposit shall be immediately returned to Buyer, or (b) proceeding with the Closing and acquiring the Purchased Assets as affected by such taking, together with all compensation and awards, and Seller will not settle any proceedings relating to such taking without Buyer’s prior written consent, provided, however, that if Buyer elects to proceed with the Closing, Buyer shall not be entitled to any reduction of the Purchase Price and Seller shall deliver any condemnation proceeds, if any, or assign the right to receive same, and the rights to any other claims arising as a result of the damage, to Buyer at Closing. Seller shall promptly notify Buyer of any actual or threatened condemnation affecting the Purchased Assets.

16.3 Cancellation. If this Contract is canceled pursuant to this Section 16, Escrow Agent shall promptly return the Deposit to Buyer, and the parties hereto shall thereafter be released from all further obligations and liabilities hereunder, except for those obligations of Buyer that survive Closing.

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17. Seller’s Operation of the Facility. Seller covenants and agrees that between the date hereof and the Closing Date it shall perform or observe the following with respect to the Facility:

17.1 Seller will keep and maintain the Purchased Assets in their present condition (ordinary wear and tear excepted) and shall continue to operate the Facility diligently and in good faith, consistent with past practices, including by maintaining all insurance policies relating to the business of Seller in full force and effect and maintaining sufficient staffing levels in accordance with Seller’s past practices.

17.2 Seller will continue to comply with its obligations under the Resident Contracts, Assumed Contracts, the Current Management Contract and the Current Operating Contract, shall comply with applicable local, state, and federal laws and regulations; and shall maintain in good standing the License. After the expiration of the Inspection Period and, prior to Closing, without Buyer’s prior written consent, Seller shall not enter into any (a) new Resident Contracts or any amendments of any kind to any existing Resident Contracts or (b) new maintenance or vendor contract or any amendments to any Resident Contracts or Assumed Contracts that are not terminable without cause and without payment of any termination penalty on or before the Closing.

17.3 Seller shall maintain inventories, supplies and other assets of Seller at customary operating levels consistent with past practices; maintain Seller’s books, accounts and records in accordance with past practices; use reasonable efforts to preserve the goodwill of the Facility and its relationships with Residents, suppliers, employees, referral sources, and other persons having business relations with Seller; maintain insurance reasonably comparable to that in effect on a historical basis; pay all accounts payable as they become due in the ordinary course of business; not take or omit to take any action that would otherwise result in a breach of any of the representations, warranties or covenants made by Seller in this Contract; not take any action or omit to take any action would reasonably be anticipated to have a material adverse effect on the Facility; not increase the compensation, incentive arrangements or other benefits to any employee outside of the ordinary course of business; not purchase, sell, lease or dispose of any property or assets except in the ordinary course of business consistent with past practice; and not delay or postpone the payment of any accounts payable.

17.4 Seller shall make available to Buyer and its representatives, during normal business hours and upon not less than forty-eight (48) hours prior request, any and all books, records, documents, and information (financial or otherwise) relating to the Facility and the Purchased Assets.

17.5 Seller shall prepare and file all federal, state and local tax returns required to be filed by Seller on or before the Closing Date, including unemployment, social security, and withholding taxes, and shall pay all taxes that are due thereunder. Seller has not engaged and does not engage in any transactions for which Seller is required to charge, withhold, or remit to the Florida Department of Revenue any sales or use taxes or to file any sales and use tax returns.

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17.6 If required, Seller shall prepare and file all reports and remit all payments that Seller is required to file or remit in connection with Seller’s participation in the Medicaid program.

17.7 Seller shall advise Buyer of any litigation either against Seller or affecting the Facility or the Purchased Assets. Notwithstanding any notification to Buyer of any such litigation, Buyer shall not assume any liability or obligation with respect to any such litigation, all of which liability and obligations shall remain with Seller.

17.8 Seller will give any notices to third parties, and will use reasonable diligence to obtain any third-party consents, that may be required in connection with the sale and purchase of the Purchased Assets contemplated by this Contract.

17.9 Seller shall give prompt written notice to Buyer of any material adverse development affecting the Purchased Assets or the liabilities, business, financial condition, or operations of Seller.

17.10 Seller shall cooperate with Buyer in all reasonable respects and shall provide such information as is necessary for an orderly transition of the operation of the Facility to the Buyer.

18. Representations and Warranties of Buyer. Buyer hereby represents and warrants to Seller as follows:

18.1 Buyer has the full right, power and authority to purchase the Purchased Assets as provided in this Contract and to carry out Buyer’s obligations hereunder, and all requisite action necessary to authorize Buyer to enter into this Contract and to carry out its obligations hereunder have been, or by the Closing will have been taken.

18.2 Buyer is not owned in whole or in part, nor does Buyer own or hold any part of the beneficial ownership in, Seller, nor is Buyer or any member, partner, shareholder, equity owner, manager, officer or employee of Buyer affiliated in any manner with the former owner of the Purchased Assets.

18.3 Neither Buyer nor the officers and directors controlling Buyer, respectively, are acting, directly or indirectly, for or on behalf of any person, group, entity, or nation named by the United States Treasury Department as a Specially Designated National and Blocked Person, or for or on behalf of any person, group, entity, or nation designated in Presidential Executive Order 13224 as a person who commits, threatens to commit or supports terrorism; and that they are not engaged in this transaction directly or indirectly on behalf of, or facilitating this transaction directly or indirectly on behalf of, any such person, group, entity or nation.

19. Billing and Accounts Receivable.

19.1 Right to Bill and Collect. Buyer shall have the exclusive right to bill for all services provided by the Facility on and after the Closing Date and to receive and retain all fees and revenues for such services. To the extent permitted by governmental agencies administering the Medicaid program, Buyer is expressly authorized to bill for such post-Closing services provided for Residents eligible for Medicaid benefits using the Medicaid provider number assigned to Seller, if any, and to receive and retain all fees and revenues for such services.

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19.2 Closing Date Accounts Receivable and Prepayments. Seller shall retain its right, title, and interest in and to all unpaid accounts receivable with respect to the operation of the Facility that relate to periods prior to the Closing Date. On or before the Closing Date, Seller shall deliver to Buyer a list of all Residents who have outstanding balances owed to Seller for services rendered prior to the Closing Date and the amount of the balance due from each of those Residents. Seller shall remit to Buyer the portion of any pre-payments that have been received by Seller prior to the Closing Date that apply to any period following the Closing Date, as provided in paragraph 17.3.3 below.

19.3 Allocation of Payments. Payments received by Seller or Buyer on or after the Closing Date with respect to the operation of the Facility shall be handled as follows:

19.3.1 If the accompanying remittance advice correctly indicates, or if Buyer and Seller agree, that the payment relates solely to periods prior to the Closing Date, then: (A) if the payment is received by Buyer, Buyer shall promptly (and in any event, not later than ten (10) business days following its receipt of such payment) remit the payment to Seller, and until so remitted, the payment shall be held in trust for the benefit of Seller; and (B) if the payment is received by Seller, then Seller shall retain the payment.

19.3.2 If the accompanying remittance advice correctly indicates, or if Buyer and Seller agree, that the payment relates solely to periods on or after the Closing Date, then: (A) if the payment is received by Seller, Seller shall promptly (and in any event, not later than ten (10) business days following its receipt of such payment) remit the payment to Buyer, and until so remitted, the payment shall be held in trust for the benefit of Buyer; and (B) if the payment is received by Buyer, then Buyer shall retain the payment.

19.3.3 If the accompanying remittance advice correctly indicates, or if Buyer and Seller agree, that the payment relates to periods both prior to and after the Closing, then Seller shall be entitled to that portion of the payment that relates to periods prior to the Closing Date and Buyer shall be entitled to that portion of the payment that relates to the periods on or after the Closing Date. For this purpose, the portion of such payments that relate to periods prior to the Closing Date shall be determined based on a ratio, the numerator of which is the number of days of service to which the payments apply that occurred prior to the Closing Date and the denominator of which is the total number of days of service to which the payments apply; and the portion of the payments that relate to periods on or after the Closing Date shall be determined based on a ratio, the numerator of which is the number of days of service to which the payments apply that occurred on or after the Closing Date and the denominator of which is the total number of service to which the payments apply. If such a payment is made to Buyer, then Buyer shall promptly (and in any event, not later than ten (10) business days following its receipt of such payment) remit to Seller the portion of such payment to which Seller is entitled, and until so remitted, the portion of the payment to which Seller is entitled shall be held in trust for the benefit of Seller. If such a payment is made to Seller, then Seller shall promptly (and in any event, not later than ten (10) business days following its receipt of such payment) remit to Buyer the portion of such payment to which Buyer is entitled, and until so remitted, the portion of the payment to which Buyer is entitled shall be held in trust for the benefit of Buyer.

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19.3.4 If Buyer or Seller receives a payment during the first year after the Closing Date from or on behalf of a resident who has an outstanding balance for services rendered prior to the Closing Date and the payment or documentation accompanying the payment does not specify the period to which the payment applies, the payment will first be applied to the Resident’s balance outstanding as of the Closing Date, and Buyer shall be entitled to retain any portion of the payment remaining after the pre-Closing Date balance is reduced to zero.

19.3.5 Misapplied Payments. If any payment is misapplied by either of the parties, the party that erroneously received or applied the payment shall promptly (and in any event within five (5) days after the misapplication of the payment is discovered) remit the payment to the party entitled to receive the payment.

20. Buyer Liability. Notwithstanding anything to the contrary in this Contract or in any other writing, nothing in this Contract or in any such other writing shall be construed to constitute the assumption, express or implied, by Buyer of any liabilities or obligations of Seller, except obligations arising from and after the Closing Date under the Resident Contracts and Assumed Contracts expressly assumed by Buyer.

21. Recordation. Buyer agrees that disclosure of this Contract would be detrimental to Seller and hamper its future negotiations with third parties and, therefore, it is agreed that no disclosure shall be made by Buyer, except as provided in Section 29, below, without the written approval of Seller and that this Contract shall not be recorded in any public records. The provisions of this Section 21 shall survive Closing and delivery of the Deed. Notwithstanding the foregoing, Buyer shall be permitted to record a memorandum of contract memorializing the terms of this Contract, in recordable form.

22. Remedies for Default.

22.1 In the event of a default by Buyer under the terms hereof, Seller’s sole remedy, at law or in equity, shall be to receive the Deposit and interest earned thereon, if any, as liquidated damages (and not as a penalty) and thereafter, this Contract shall be deemed to be terminated and of no force and effect, except for those provisions that specifically survive termination. Seller waives all other remedies it may have against Buyer at law or in equity. Buyer acknowledges that Seller will take certain actions, forego opportunities and incur expenses related to and arising out of Seller’s obligations and duties as contained in this Contract. Buyer further acknowledges, having been carefully advised by counsel at the time of the execution of this Contract, that the Deposit paid to Seller pursuant to the provisions hereof, represents a reasonable endeavor by the parties to ascertain that said sums would be the minimal damages suffered by Seller in the event of a default or breach hereof by Buyer.

22.2 In the event of a breach or default by Seller under the terms hereof, Buyer may, at its option, if it is not in default hereunder, (a) elect to terminate the Contract and receive the Deposit, in which case Buyer shall be entitled to exercise any and all rights and remedies which it may have under this Contract, at law and/or in equity due to such Seller breach or default or (b) pursue the remedy of specific performance.

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The parties further agree and stipulate that the terms of this Section 22 shall survive the Closing or earlier termination of this Contract.

23. Litigation. In connection with any litigation arising out of this transaction, or the interpretation or enforcement of this Contract, the prevailing party shall be entitled to recover from the party not prevailing its reasonable costs and attorney, paralegal and experts’ fees in connection with all proceedings and all levels of proceedings. This Section 23 shall survive the Closing or the earlier termination of this Contract.

24. Notices. Notices. All notices, claims, demands, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid, if sent to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 24):

As to Seller:	MCA Naples, LLC
8800 Village Drive, Suite 201
San Antonio, Texas 72817
Attn: B.J. Parrish
Email: bj@myclearday.com

with a copy to:	GrayRobinson, P.A.
3838 Tamiami Trail North, Suite 410
Naples, Florida 34103
Attn: Shaun M. Garry, Esq.
Email: shaun.garry@gray-robinson.com

As to Buyer:	Naples Property Ventures, LLC
11290 Walsingham Road
Largo, Florida 33778
Attn: Dana D. Scott, Manager
Email: dana.scott@greenalfs.com

with copy to:	Shutts & Bowen LLP
300 South Orange Avenue, Suite 1600
Orlando, Florida 32801
Attn: Brian M. Jones, Esq.
Email: bjones@shutts.com

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As to Escrow Agent:	Brian M. Jones, Esq.
Shutts & Bowen LLP
300 South Orange Avenue, Suite 1600
Orlando, Florida 32801
Email: bjones@shutts.com

25. Interpretation. This Contract shall be governed, construed, and enforced in accordance with the law of the State of Florida (excluding its conflicts of laws provisions). This Contract embodies the entire agreement between the parties concerning the subject matter of this Contract and supersedes all prior and contemporaneous written, oral, implied, and express agreements and understandings relating to the Purchased Assets. No covenant, agreement, representation or warranty, whether written or oral, made or executed by any party hereto or its agent shall bind any party hereto unless specifically set forth in this Contract. The provisions of this Contract may be waived or amended only by written instrument executed by the party against whom enforcement of the waiver or amendment is sought. The section headings herein contained are for the purposes of identification only and shall not be considered in construing this Contract. All of the parties to this Contract have participated freely in the negotiation and preparation of this Contract and this Contract shall not be more strictly construed against any one of the parties hereto. This Contract may be executed in any number of counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument. The terms “Seller” and “Buyer” shall include the heirs, executors, administrators, personal representatives, successors and assigns of the respective parties hereto. Whenever used the singular number shall include the plural and the plural the singular, and the use of any gender shall include all genders. No reference or use shall be made of any previous draft of this Contract or of any negotiations with respect thereto in construing this Contract. As used herein, the word “including” shall be construed to mean “including, without limitation.”

26. Brokers. Seller represents and warrants to Buyer that no broker or finder has been engaged by it in connection with this transaction. If a claim for broker’s or finder’s fee or commission is asserted in connection with the negotiation, execution or consummation of this Contract in violation of this representation, warranty and agreement, the party at fault shall indemnify, save harmless and defend the other party from and against such claim (including reasonable attorney, paralegal and expert fees and disbursements in all proceedings and at all levels of proceedings). This Section 26 shall survive the Closing or the earlier termination of this Contract.

27. Severability. This Contract is intended to be performed in accordance with, and only to the extent permitted by, applicable law. If any provision of this Contract or the application thereof to any person or circumstances shall be invalid or unenforceable for any reason, the remainder of this Contract and the application of such provision to other persons or circumstances shall not be affected and shall be enforced to the greatest extent permitted by law.

28. Relationship. Nothing contained in this Contract shall be construed to be or to create a partnership, joint venture, or relationship between Seller and Buyer other than as Buyer and Seller of the Purchased Assets pursuant to this Contract. This Contract shall bind, inure to the benefit of, and be enforceable by the parties hereto and their respective heirs, personal representatives, successors and assigns.

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29. Confidentiality. Until the Closing, each party agrees to keep all discussions and negotiations with the other party, which shall include, without limitation, the terms of this Contract, and all information obtained by or provided regarding the Purchased Assets, in strict confidence and shall not disclose the same except to such party’s attorneys, lenders, investors or professional advisors who are actively and directly participating in the transaction, each of whom will be informed by such party of the confidential nature of this transaction and all discussions, negotiations and terms thereof, be provided with a copy of this provision, and agree to observe the same terms and conditions set forth herein as if specifically named a party hereto. Notwithstanding the foregoing, nothing in this Contract prohibits Buyer from disclosing this Contract and the transactions contemplated by this Contract to AHCA, in connection with the Application and Buyer’s Medicaid enrollment application. In the event of a breach or threatened breach by a party of this Section 29, the other party shall be entitled to an injunction restraining the breaching party from disclosing, in whole or in part, such confidential information and/or recovery of damages; however, notwithstanding anything in this Contract to the contrary, Seller expressly acknowledges and agrees that it shall not be entitled to receive the Deposit as liquidated damages solely as a result of a breach by Buyer of this Section 29. If any party is compelled to disclose any information by judicial or administrative process or by other requirements of applicable law, such party shall promptly notify the other in writing and shall disclose only that portion of such information which such party is advised by its counsel in writing is legally required to be disclosed, provided that, other than with respect to filings with the Securities and Exchange Commission, such party shall use reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

30. Public Disclosure. Prior to Closing, any release to the public of information by Buyer or Seller with respect to the matters set forth in this Contract will be made only in the form approved by Seller and its counsel in the case of a disclosure by Buyer and by Buyer and its counsel in the case of a disclosure by Seller.

31. Successors and Assigns. This Contract shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Neither party may assign its rights or obligations hereunder without the prior written consent of the other party; provided, however, that prior to the Closing Date, Buyer may, without the prior written consent of Seller, assign all or any portion of its rights under this Contract to an entity controlled by, controlling or under common control with Buyer.

32. Time of Essence. Seller and Buyer agree that time is of the essence of this Contract.

33. Effective Date. “Effective Date” means the last date that the last signatory for either Buyer or Seller executes this Contract. Any time period provided for herein which ends on a Saturday, Sunday or legal holiday shall automatically extend through and including the next business day.

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34. Venue and Applicable Law. THIS CONTRACT SHALL IN ALL RESPECTS BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE SUBSTANTIVE FEDERAL LAWS OF THE UNITED STATES AND THE LAWS OF THE STATE OF FLORIDA. SELLER AND BUYER HEREBY IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN COLLIER COUNTY, FLORIDA, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS CONTRACT AND HEREBY IRREVOCABLY AGREES THAT ALL CLAIMS IN RESPECT OF SUCH ACTION OR PROCEEDING SHALL BE HEARD AND DETERMINED IN A STATE OR FEDERAL COURT SITTING IN COLLIER COUNTY, FLORIDA. TO THE EXTENT PERMITTED BY LAW, EACH PARTY HERETO IRREVOCABLY WAIVES ANY RIGHT ANY PARTY HERETO MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS, TO ASSERT THAT ANY PARTY HERETO IS NOT SUBJECT TO THE JURISDICTION OF THE AFORESAID COURTS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 34.

35. No Third Party Beneficiary. Except as set forth in Section 38, the provisions of this Contract and of the documents to be executed and delivered at Closing are and will be for the benefit of Seller and Buyer only and are not for the benefit of any third party, and accordingly, no third party shall have the right to enforce the provisions of this Contract or of the documents to be executed and delivered at Closing.

36. Energy-Efficiency Rating Disclosure. In accordance with Florida Statutes Section 553.996, Buyer may have the Facility’s energy-efficiency rating determined. Buyer acknowledges that it has received from Seller a copy of The Florida Building Energy-Efficiency Rating System Brochure as provided by the State of Florida Department of Community Affairs.

37. 1031 Exchange. Either party may consummate the purchase or sale of the Purchased Assets as part of a so-called like kind exchange (an “Exchange”) pursuant to Section 1031 of the Code, provided that (a) the Closing shall not be delayed or affected by reason of an Exchange nor shall the consummation or accomplishment of any Exchange be a condition precedent or condition subsequent to a party’s obligations under this Contract; (b) any party desiring an Exchange shall effect its Exchange through an assignment of this Contract, or its rights under this Contract, to a qualified intermediary (without relieving the assigning party of its obligations hereunder); and (c) the party desiring an Exchange shall pay any reasonable additional costs that would not otherwise have been incurred by the other party had the party initiating the Exchange not consummated its purchase or sale through an Exchange. Neither party shall by this Contract, nor acquiescence to an Exchange desired by the other party, have its rights under this Contract affected or diminished in any manner or be responsible for compliance with or be deemed to have warranted to the other party that such party’s Exchange in fact complies with Section 1031 of the Code.

38. Indemnification.

38.1 Survival. Subject to the limitations and other provisions of this Contract, the representations and warranties contained herein shall survive the Closing and shall remain in full force and effect until the date that is thirty-six (36) months from the Closing Date (“Indemnity Expiration Date”). All covenants and agreements of the parties contained herein shall survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period shall not thereafter be barred by the expiration of the relevant representation or warranty and such claims shall survive until finally resolved.

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38.2 Indemnification of Buyer. Subject to the other terms and conditions of this Section 38, Seller shall indemnify and defend each of Buyer and its affiliates and their respective members, partners, venturers, stockholders, directors, officers, employees, legal representatives, agents, successors and assigns (collectively, the “Buyer Indemnified Parties”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all losses, damages, liabilities, deficiencies, proceedings, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification hereunder and the cost of pursuing any insurance providers (collectively, “Losses”) incurred or sustained by, or imposed upon, the Buyer Indemnified Parties based upon, arising out of, with respect to or by reason of:

38.2.1 any inaccuracy in or breach of any of the representations or warranties of Seller contained in this Contract or in any certificate or instrument delivered by or on behalf of Seller pursuant to this Contract, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

38.2.2 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Seller pursuant to this Contract or any certificate or instrument delivered by or on behalf of Seller pursuant to this Contract;

38.2.3 any Excluded Asset or Excluded Liability;

38.2.4 any and all obligations to third parties relating to pay-backs, overpayments, fines, penalties, claims, or liabilities due to the Medicaid program relating to, arising from, or with respect to the operation of the Facility prior to the Closing Date; and

38.2.5 any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Seller or any of its affiliates conducted, existing or arising on or prior to the Closing Date.

No party shall be entitled to any Losses to the extent of any special or consequential damages including claims for lost profit.

38.3 Indemnification of Seller. Subject to the other terms and conditions of this Section 38, Buyer shall indemnify and defend each of Seller and its affiliates and their respective members, partners, venturers, stockholders, directors, officers, employees, legal representatives, agents, successors and assigns (collectively, the “Seller Indemnified Parties”) against, and shall hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Losses incurred or sustained by, or imposed upon, the Seller Indemnified Parties based upon, arising out of, with respect to or by reason of:

38.3.1 any inaccuracy in or breach of any of the representations or warranties of Buyer contained in this Contract or in any certificate or instrument delivered by or on behalf of Buyer pursuant to this Contract, as of the date such representation or warranty was made or as if such representation or warranty was made on and as of the Closing Date (except for representations and warranties that expressly relate to a specified date, the inaccuracy in or breach of which will be determined with reference to such specified date);

33

38.3.2 any breach or non-fulfillment of any covenant, agreement or obligation to be performed by Buyer pursuant to this Contract;

38.3.3 any and all obligations to third parties relating to pay-backs, overpayments, fines, penalties, claims, or liabilities due to the Medicaid program relating to, arising from, or with respect to the operation of the Facility after the Closing Date;

38.3.4 any Third Party Claim based upon, resulting from or arising out of the business, operations, properties, assets or obligations of Buyer or any of its affiliates conducted, existing or arising after the Closing Date; or

38.3.5 any Assumed Liability.

38.4 Notice and Procedure. Any party claiming indemnity hereunder (hereinafter referred to as the “Indemnified Party”) shall give the party against whom indemnity is sought (hereinafter referred to as the “Indemnifying Party”) prompt written notice prior to the Indemnity Expiration Date after obtaining knowledge of any claim or the existence of facts as to which recovery may be sought against the Indemnifying Party because of the indemnity provisions set forth in this Section 38. If such claim for indemnity arises in connection with a legal action instituted by a third party (hereinafter a “Third Party Claim”), the Indemnified Party hereby agrees that, within twenty (20) days after it is served with notice of the assertion of any Third Party Claim for which it may seek indemnity hereunder, the Indemnified Party will notify the Indemnifying Party in writing of such Third Party Claim. The Indemnifying Party shall, within five (5) business days after the date that the Indemnified Party gives notice of a claim (whether a Third Party Claim or otherwise) as provided above, notify the Indemnified Party whether it accepts or contests its obligation of indemnity hereunder as claimed by the Indemnified Party. If the claim for indemnity arises in connection with a Third Party Claim and the Indemnifying Party accepts its indemnity obligation hereunder, the Indemnifying Party shall have the right, after conceding in writing its obligation of indemnity hereunder, to conduct the defense of such action at its sole expense through counsel reasonably acceptable to the Indemnified Party. The Indemnified Party shall cooperate in such defense, at the expense of the Indemnifying Party, as reasonably necessary to enable the Indemnifying Party to conduct its defense, including providing the Indemnifying Party with reasonable access to such records as may be relevant to its defense. The Indemnifying Party shall be entitled to settle any such Third Party Claim without the prior written consent of the Indemnified Party provided that the Indemnifying Party provides the Indemnified Party with reasonable assurances that the Indemnified Party will be fully indemnified by the Indemnifying Party in connection with any such Third Party Claim and provided that the settlement does not include any award of damages or equitable relief against the Indemnified Party. The Indemnified Party shall be entitled to retain its own counsel at its own expense in connection with any Third Party Claim that the Indemnifying Party has elected to defend. If the Indemnifying Party accepts its indemnity obligations hereunder in connection with a Third Party Claim but elects not to conduct the defense thereof, the Indemnified Party may defend or settle such Third Party Claim and shall be entitled to be indemnified for the full amount of such claim and all costs and expenses, including attorneys’ fees, incurred in connection therewith pursuant to this Section 38. If the claim for indemnity arises in connection with a Third Party Claim and the Indemnifying Party contests or does not accept its indemnity obligation hereunder, the Indemnified Party shall have the right to defend or settle such Third Party Claim and thereafter seek indemnity from the other party pursuant to this Section 38; provided, however, that the Indemnified Party shall not settle any such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. If the claim for indemnity arises other than in connection with a Third Party Claim and the Indemnifying Party accepts its indemnity obligation hereunder, the Indemnifying Party shall, upon the request of the Indemnified Party, pay the full amount of such claim to the Indemnified Party or to the third party asserting such claim as directed by the Indemnified Party. If the claim for indemnity arises other than in connection with a Third Party Claim and the Indemnifying Party contests its indemnity obligation hereunder, the Indemnified Party shall have the right to defend, settle or take any other action with respect to such claim and thereafter seek indemnity pursuant to this Section 38; provided, however, that the Indemnified Party shall not settle any such claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld. Any indemnity claim that is made prior to the Indemnity Expiration Date shall survive the Indemnity Expiration Date until such claim is finally resolved.

38.5 Indemnification Remedy. The indemnification rights described in this Section 38 are in addition to, and not in derogation or limitation of, any contractual, statutory, or common law right or remedy that any party may have as a result of a breach of this Contract by the other party.

39. Waiver of Jury Trial. SELLER AND BUYER HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON THIS CONTRACT, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS CONTRACT OR ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONNECTION WITH THIS CONTRACT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY WITH RESPECT HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE ACCEPTANCE OF THIS CONTRACT FROM BUYER. EACH PARTY CONSENTS TO THE ISSUANCE AND SERVICE OF PROCESS UPON ANY OF ITS GENERAL PARTNERS, IF IT IS A PARTNERSHIP.

[SIGNATURES ON FOLLOWING PAGE]

[REMAINDER OF PAGE INTENTIONALLY BLANK]

34

IN WITNESS WHEREOF, Buyer and Seller have executed this Contract on the date(s) set forth below.

WITNESSES:	SELLER:

MCA NAPLES, LLC, a Tennessee limited liability company

Printed Name:	By:
Name:
Title:
Date:

Printed Name:

WITNESSES:	BUYER:

NAPLES PROPERTY VENTURES, LLC, a Florida limited liability company

Printed Name:	By:
Name:
Title:
Date:

Printed Name:

35

RECEIPT AND CONTRACT

The undersigned acknowledges receipt, subject to collection, of the Deposit in the amount of ONE HUNDRED THOUSAND and No/100 Dollars ($100,000.00) as the Deposit under the Contract for Sale and Purchase between MCA NAPLES, LLC, as Seller, and NAPLES PROPERTY VENTURES, LLC, a Florida limited liability company, as Buyer, dated effective as of September [*], 2021 (the “Contract”). The undersigned agrees to act as Escrow Agent pursuant to the terms of the Contract and to hold and disburse the Deposit in accordance with the Contract.

Executed by Escrow Agent on the date set forth below.

ESCROW AGENT:

SHUTTS & BOWEN LLP

By:
Name:
Title:
Date:

36

exhibits & scheduleS INDEX

Exhibit A	Form of Escrow Agreement

Exhibit B	[Reserved]

Exhibit C	Form of Deed

Exhibit D	Form of Bill of Sale and Assignment of Intangibles

Exhibit E	Form of Assignment of Resident Contracts

Exhibit F	Form of Assignment of Contracts

Exhibit G	Form of Resident Notification Letter

Exhibit H	Form of FIRPTA Affidavit

Exhibit I	Form of Non-Competition Agreement

Schedule 2.1.1	Land

Schedule 2.1.3	Personal Property

Schedule 2.1.5	Assumed Contracts

Schedule 2.1.6	Resident Contracts

Schedule 2.2.4	Certain Excluded Assets

Schedule 14.4	Residents

Schedule 14.5	Contracts

Schedule 14.10	Insurance Claims

Schedule 14.19	License and Authorizations

Schedule 14.26	Financial Statements

37

EXHIBIT A

HOLDBACK ESCROW AGREEMENT

THIS HOLDBACK ESCROW AGREEMENT (this “Escrow Agreement”), is dated as of the [*] day of [*], 2021 (the “Effective Date”), by and among MCA NAPLES, LLC, a Tennessee limited liability company (“Seller”), NAPLES PROPERTY VENTURES, LLC, a Florida limited liability company (“Buyer”), and SHUTTS & BOWEN LLP (“Escrow Agent”). Seller, Buyer, and Escrow Agent shall each be individually referred to as a “Party” and collectively referred to as the “Parties.”

RECITALS

WHEREAS, Buyer and Seller have entered into that certain Contract for Sale and Purchase dated as of June [*], 2021 (the “Purchase Agreement”), pursuant to which Seller has agreed to sell to Buyer, and Buyer has agreed to purchase from Seller, substantially all of the assets used in the operation of Seller’s assisted living facility located at 2626 Goodlette-Frank Road, Naples, Florida 34105;

WHEREAS, the Purchase Agreement provides that a portion of the Purchase Price shall be deposited by Buyer into escrow to be held and distributed by the Escrow Agent in accordance with the terms of this Escrow Agreement; and

WHEREAS, the execution and delivery of this Escrow Agreement is a condition to the parties’ obligations under the Purchase Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Escrow Agreement and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1. Defined Terms. All capitalized terms used in this Escrow Agreement not otherwise defined herein are given the meanings set forth in the Purchase Agreement.

2. Escrow Deposit.

(a) Simultaneously with the execution and delivery of this Escrow Agreement, an amount equal to Three Hundred Thousand and 00/100 Dollars ($300,000.00) (the “Escrow Amount”) has been deposited, by wire transfer of immediately available funds, with the Escrow Agent pursuant to Section 3.2 of the Purchase Agreement. The Escrow Amount, together with all interest and other amounts earned thereon or derived therefrom, if any (“Escrow Income”) (collectively with the Escrow Amount, the “Escrow Funds”), will be available to satisfy any Losses incurred or sustained by, or imposed upon, Buyer and its officers, directors, managers, shareholders, partners, members, employees and agents (each of the foregoing, a “Buyer Indemnified Party”) that are recoverable from Seller pursuant to and in accordance with the provisions of Section 38.2 of the Purchase Agreement. The Escrow Agent shall not distribute or release the Escrow Funds except in accordance with the express terms and conditions of this Escrow Agreement.

Ex. A-1

(b) Escrow Agent may establish an interest-bearing account (the “Escrow Account”) and shall hold the Escrow Funds in escrow in the Escrow Account in accordance with the terms of this Escrow Agreement. Alternatively, the Escrow Funds may be held by Escrow Agent in its non-interest bearing IOLTA trust account, in which case, such IOLTA trust account shall constitute the “Escrow Account” hereunder. All interest earned thereon, if any, shall belong to Buyer. Prior to the date hereof, each of Buyer and Seller shall provide the Escrow Agent with a fully executed Internal Revenue Service Form W-9, or W-8, properly completed and signed, and such other forms and documents that the Escrow Agent may reasonably request.

3. Release of Escrow Funds. The Escrow Funds held pursuant to this Escrow Agreement are intended to provide a non-exclusive source of funds for the payment of any amounts which may become payable in respect of the claims and matters described in Section 2(a) above, on or prior to the Distribution Date (as defined below). The Escrow Funds shall only be distributed and released as follows:

(a) Indemnification Related Claims.

(i) At any time and from time to time on or prior to the date that is thirty-six (36) months after the date hereof (the “Escrow Release Date”), if any Buyer Indemnified Party makes a claim for indemnity pursuant to Section 38.2 of the Purchase Agreement (a “Claim”), the Buyer Indemnified Party (or Buyer on its behalf) shall deliver to the Escrow Agent and Seller a written notice (an “Escrow Notice”) setting forth in reasonable detail the amount, nature, and basis of the Claim by the Buyer Indemnified Party. If the Escrow Agent has not received a written objection to such Claim or portion thereof or the amount of such Claim from Seller within fifteen (15) days following the Escrow Agent’s and Seller’s receipt of such Escrow Notice, then on the sixteenth (16th) day following such receipt, the Escrow Agent shall release, by wire transfer to an account or accounts designated by Buyer, an amount of Escrow Funds from the Escrow Account equal to the amount of such Claim.

(ii) If Seller in good faith delivers to the Escrow Agent and Buyer a written objection (a “Dispute Notice”) to any Claim or portion thereof or the amount of such Claim within fifteen (15) days following both the Escrow Agent’s and Seller’s receipt of such Escrow Notice, then the Escrow Agent shall not distribute to Buyer any portion of the Escrow Funds in the Escrow Account that is the subject of the Dispute Notice until the Escrow Agent receives either (A) joint written instructions signed by Seller and Buyer authorizing the release to Buyer of the portion of the Escrow Funds in the Escrow Account that is agreed upon as the amount recoverable in respect of the Dispute Notice or (B) a final and non-appealable order of any court of competent jurisdiction directing the release to Buyer of the portion of the Escrow Funds in the Escrow Account that is determined to be the amount recoverable in respect of the Dispute Notice; provided, that notwithstanding the foregoing, if Seller objects in part to the amount of the Claim, the Escrow Agent shall, after the lapse of the aforementioned fifteen (15) day period, deliver to Buyer an amount from the Escrow Fund equal to the portion of the Claim not objected to by Seller. Upon receipt of such joint written instructions or such final and non-appealable order, as the case may be, the Escrow Agent shall release to Buyer such amount of the Escrow Funds in the Escrow Account in accordance with such written instructions or final and non-appealable order.

Ex. A-2

(iii) Notwithstanding the foregoing, if, as of the date that is eighteen (18) months following the Effective Date (the “Adjustment Date”), all Claims made as of such date do not exceed One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) in the aggregate, then the Escrow Funds shall be reduced to One Hundred Fifty Thousand and 00/100 Dollars ($150,000.00) and the Escrow Agent shall release to Seller the amount of the Escrow Funds in excess of such amount within ten (10) days after the Adjustment Date.

(b) Release of Remaining Escrow Funds.

(i) Within five (5) business days of the Escrow Release Date (the “Distribution Date”), the Escrow Agent shall release to Seller, by wire transfer to an account or accounts designated by Seller, the remaining balance of the Escrow Funds in the Escrow Account, less the amount of all Unresolved Claims. For purposes of this Escrow Agreement, the term “Unresolved Claims” shall mean, as of the Escrow Release Date, the aggregate amount of all Claims that are the subject of a Dispute Notice that have not previously been resolved or satisfied in accordance herewith or that were otherwise properly and timely asserted under this Escrow Agreement but otherwise unsatisfied as of the Escrow Release Date, including any Claims for which an Escrow Notice has been delivered but for which the fifteen (15) day objection period has not expired as of the Escrow Release Date.

(ii) Unresolved Claims for which Seller has objected in accordance with subclauses (i) and (ii) of Section 3(a) shall be administered in accordance with subclause (ii) of Section 3(a). Upon the expiration of the fifteen (15) day objection period for any Unresolved Claims for which no Dispute Notice has been delivered, the Escrow Agent shall release by wire transfer to an account or accounts designated by Buyer an amount of funds in the Escrow Account equal to the amount of such Unresolved Claim for which no Dispute Notice has been delivered. After the resolution of each Unresolved Claim, any remaining portion of the Escrow Funds in the Escrow Account not distributed to Buyer pursuant to the immediately preceding sentences and not subject to other Unresolved Claims shall be released by wire transfer promptly thereafter by the Escrow Agent to an account or accounts designated by Seller.

(c) Court Order. Notwithstanding any other provision in this Escrow Agreement to the contrary, the Escrow Agent shall disburse the Escrow Funds (or any portion thereof) in accordance with a notice from either Buyer or Seller of a final and non-appealable order from a court of competent jurisdiction, along with a copy of the order, pursuant to which such court has determined whether and to what extent Buyer or Seller are entitled to the Escrow Funds (or any portion thereof).

4. Limitation on Duties and Liabilities of Escrow Agent.

(a) The Escrow Agent shall not have any duties or liabilities except those set forth in this Escrow Agreement. The Escrow Agent shall not be responsible for: (i) any loss, diminution in value, or failure to achieve a greater profit as a result of such a deposit or investment; or (ii) any interest or other income on the Escrow Funds except as is actually earned and received.

Ex. A-3

(b) The Escrow Agent shall have no liability to Buyer or Seller regarding the sufficiency, correctness, genuineness, collection, or validity of any signature, notice, request, waiver, consent, receipt, or other document which appears to Escrow Agent to be genuine (whether an original or a photocopy) and the identity, authority, or rights of any person executing or depositing the same. The Escrow Agent may assume that any person purporting to give notice on behalf of any Party in accordance with the provisions of this Escrow Agreement has been duly authorized to do so.

(c) The Parties acknowledge that the Escrow Agent: (i) is acting solely as escrow agent at their request and for their convenience; (ii) shall not be deemed to be the agent of any of the Parties; and (iii) shall not be liable to any of the Parties for any act or omission on the Escrow Agent’s part, other than as a result of the Escrow Agent’s gross negligence or willful misconduct.

(d) Notwithstanding any other provision herein, the Escrow Agent shall have the right, but not the obligation, to consult with counsel and to require and receive such written certifications or instructions from any Party as the Escrow Agent reasonably deems necessary or appropriate before taking any action hereunder. The cost of any legal consultation shall be indemnified by Buyer and Seller pursuant to Section 6.

(e) All commercially reasonable and necessary costs and expenses incurred by the Escrow Agent in performing its duties as the Escrow Agent, including but not limited to, reasonable attorneys’ fees, shall be indemnified by Buyer and Seller pursuant to Section 6.

(f) In the event that the Escrow Agent shall be uncertain as to its duties or rights hereunder or shall receive instructions, claims or demands from Buyer or Seller which, in its opinion, conflict with any of the provisions of this Escrow Agreement, it shall be entitled to refrain from taking any action and its sole obligation shall be to keep safely all property held in escrow until it shall be directed otherwise in writing jointly by Buyer and Seller or by a final and non-appealable order of a court of competent jurisdiction. The Escrow Agent shall have the option, after fifteen (15) days’ notice to Buyer and Seller of its intention to do so, to file an action in interpleader requiring Buyer and Seller to answer and litigate any claims and rights among themselves.

(g) If there is any conflict between the provisions of this Escrow Agreement and any additional or supplementary instructions given to the Escrow Agent regarding the release of all or any portion of the Escrow Funds, the terms of this Escrow Agreement shall control.

5. Indemnification. Seller and Buyer, jointly and severally, hereby agree to indemnify the Escrow Agent for, and to hold it harmless against, any loss, liability, or expense incurred by the Escrow Agent, including reasonable attorneys’ fees and costs, arising out of or in connection with any actions taken by it or any omission by it in connection with its rights, duties, or obligations under this Escrow Agreement, including amounts incurred in defending against any claim of liability hereunder or in bringing any action or proceeding (including, without limitation, the enforcement of any judgment issued in connection therewith or settlement thereof) required or permitted to be brought by it hereunder, except if incurred by reason of the gross negligence or willful misconduct of Escrow Agent. The provisions of this Section 6 shall survive the termination of this Escrow Agreement.

Ex. A-4

6. Termination. This Escrow Agreement shall terminate when the entire Escrow Account has been distributed in accordance with Section 3 of this Escrow Agreement.

7. Resignation and Removal of the Escrow Agent.

(a) The Escrow Agent reserves the right to resign at any time by giving thirty (30) days’ prior written notice of resignation, specifying the effective date thereof. On the effective date of such resignation, the Escrow Agent shall deliver the Escrow Agreement together with the Escrow Funds (including any Escrow Income earned thereon) and any and all related instruments or documents to any successor escrow agent agreeable to Seller and Buyer. If a successor escrow agent has not been appointed and has not accepted such appointment prior to the expiration of thirty (30) days following the date of the notice of such resignation, the Escrow Agent may, but shall not be obligated to, apply to a court of competent jurisdiction for the appointment of a successor escrow agent. Any such resulting appointment shall be binding upon all of the Parties. Notwithstanding anything to the contrary in the foregoing, the Escrow Agent or any successor escrow agent shall continue to act as Escrow Agent until a successor is appointed and qualified to act as the Escrow Agent.

(b) The Escrow Agent may be removed (with or without cause) and a new escrow agent may be appointed upon mutual agreement of Seller and Buyer. In such event, Seller and Buyer shall deliver joint written notice to Escrow Agent of such removal, together with joint written instructions authorizing delivery of this Escrow Agreement together with the Escrow Funds (including any Escrow Income earned thereon) and any and all related instruments or documents to a successor escrow agent.

(c) Upon delivery of the Escrow Funds (including any interest thereon) to a successor escrow agent in accordance with this Section 7, the Escrow Agent shall thereafter be discharged from any future obligations hereunder. All power, authority, duties, and obligations of the Escrow Agent shall apply to any successor escrow agent.

8. Business Days. If any date on which the Escrow Agent is required to make an investment or a delivery pursuant to the provisions hereof is not a day on which the Escrow Agent is open for business, then the Escrow Agent shall make such investment or delivery on the next succeeding business day.

9. Force Majeure. No Party shall be liable or responsible to the other parties, nor be deemed to have defaulted under or breached this Escrow Agreement, for any failure or delay in fulfilling or performing any term of this Escrow Agreement, when and to the extent such failure or delay is caused by or results from acts beyond the affected Party’s reasonable control (“Force Majeure Events”), including, without limitation: (a) acts of God; (b) flood, fire or explosion; (c) war, invasion, riot or other civil unrest; (d) government order or law; (e) actions, embargoes or blockades in effect on or after the date of this Escrow Agreement; (f) action by any governmental authority; (g) national or regional emergency; and (h) strikes, labor stoppages or slowdowns or other industrial disturbances. The Party suffering a Force Majeure Event shall give notice to the other party, stating the period of time the occurrence is expected to continue and shall use diligent efforts to end the failure or delay and ensure the effects of such Force Majeure Event are minimized.

Ex. A-5

10. Assignment. The rights and liabilities of the Parties shall bind and inure to the benefit of their respective successors, executors, and administrators, as the case may be, provided that no Party may assign or delegate its obligations under this Escrow Agreement either in whole or in part without the prior written consent of Seller and Buyer.

11. Governing Law; Submission to Jurisdiction. This Escrow Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction). Any legal suit, action or proceeding arising out of or based upon this Escrow Agreement or the transactions contemplated hereby shall be instituted in the United States District Court of the Southern District of Florida or the courts of the State of Florida, in each case located in the City of Naples and County of Collier, and each party irrevocably submits to the exclusive jurisdiction of such courts in any such suit, action or proceeding. The Parties irrevocably and unconditionally waive any objection to the laying of venue of any suit, action or any proceeding in such courts and irrevocably waive and agree not to plead or claim in any such court that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

12. Waiver of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING, CAUSE OF ACTION, OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS ESCROW AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

13. Severability. If any provision of this Escrow Agreement is for any reason found by a court of competent jurisdiction to be invalid, illegal, or unenforceable, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Escrow Agreement. Upon such determination that any term is invalid, illegal, or unenforceable, the Parties shall negotiate in good faith to modify this Escrow Agreement so as to affect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

14. No Third-Party Beneficiaries. This Escrow Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Escrow Agreement.

15. Entire Agreement. This Escrow Agreement, together with the Purchase Agreement and related exhibits and schedules, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. Notwithstanding the foregoing, in the event of any inconsistency between the statements in the body of this Escrow Agreement and those of the Purchase Agreement, (a) with respect to any inconsistency as between Buyer and Seller, the statements in the body of the Purchase Agreement shall control; and (b) with respect to any inconsistency as between the Escrow Agent, on the one hand, and either Buyer or Seller or both, on the other hand, the statements in the body of this Escrow Agreement shall control.

Ex. A-6

16. Amendment and Modification; Waiver. This Escrow Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions hereof shall be effective unless explicitly set forth in writing and signed by the Party so waiving. Except as otherwise set forth in this Escrow Agreement, no failure to exercise, or delay in exercising, any rights, remedy, power or privilege arising from this Escrow Agreement shall operate or be construed as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.

17. Notices. All notices, requests, consents, claims, demands, waivers, and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand; (b) one business day after deposit if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by email of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third (3rd) day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the addresses indicated below (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 18).

If to Seller:	MCA Naples, LLC 8800 Village Drive, Suite 201 San Antonio, Texas 72817 Attention: B.J. Parrish Email: bj@myclearday.com

with a copy to:	GrayRobinson, P.A. 3838 Tamiami Trail North, Suite 410 Naples, Florida 34103 Attention: Shaun M. Garry, Esq. Email: shaun.garry@gray-robinson.com

If to Buyer:	Naples Property Ventures, LLC 11290 Walsingham Road Largo, Florida 33778 Email: dana.scott@greenalfs.com Attention: Dana Scott

with a copy to:	Shutts & Bowen LLP 300 South Orange Avenue, Suite 1600 Orlando, Florida 32801 Attention: Brian M. Jones, Esq. Email: bjones@shutts.com

Ex. A-7

If to Escrow Agent:	Shutts & Bowen LLP 300 South Orange Avenue, Suite 1600 Orlando, Florida 32801 Attention: Brian M. Jones, Esq. Email: bjones@shutts.com

18. Further Assurances. Each of the Parties agrees, from time to time and without any additional consideration, to furnish the other Parties such further information or assurances, execute and deliver such additional documents, instruments and conveyances, and take such other actions and do such other things, as may be reasonably necessary in the opinion of counsel to the requesting Party to carry out the provisions of this Escrow Agreement and give effect to the transactions contemplated hereby.

19. Counterparts. This Escrow Agreement may be executed in counterparts, each of which when taken together shall constitute an original and all of which shall constitute one and the same agreement. A signed copy of this Escrow Agreement delivered by email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Escrow Agreement

Waiver of Conflict of Interest. Buyer and Seller acknowledge that Escrow Agent: (a) has represented Buyer in connection with this Escrow Agreement and the Purchase Agreement; and (b) may represent (and continue to represent) Buyer in connection with this Escrow Agreement and the Purchase Agreement. Seller and Buyer hereby irrevocably waive any conflict of interest arising as a result of any dispute as to the delivery of any of the Escrow Funds or any other dispute between the Parties relating to this Escrow Agreement, the Purchase Agreement, or otherwise, whether or not Escrow Agent is then in possession of the Escrow Funds.

[SIGNATURE PAGE FOLLOWS]

Ex. A-8

IN WITNESS WHEREOF, the Parties have caused this Escrow Agreement to be executed as of the Effective Date.

SELLER:

MCA NAPLES, LLC, a Tennessee limited liability company

By:
Name:
Title:

BUYER:

NAPLES PROPERTY VENTURES, LLC, a Florida limited liability company

By:
Name:
Title:

ESCROW AGENT:

SHUTTS & BOWEN LLP

By:
Name:
Title:

Ex. A-9

EXHIBIT B

[RESERVED]

Ex. B-1

EXHIBIT C

GENERAL WARRANTY DEED

THIS GENERAL WARRANTY DEED, made this [*] day of [*], 2021, by MCA NAPLES, LLC, a Tennessee limited liability company, whose mailing address is 8800 Village Drive, Suite 201, San Antonio, Texas 72817 (hereinafter referred to as “Grantor”), to NAPLES PROPERTY VENTURES, LLC, a Florida limited liability company, whose mailing address is 11290 Walsingham Road, Largo, Florida 33778 (hereinafter referred to as “Grantee”).

(Whenever used herein, the terms “Grantor” and “Grantee” shall be deemed to include the parties to this General Warranty Deed and the heirs, personal representatives and assigns of individuals, and the successors and assigns of corporations, limited liability companies or partnerships. The singular shall be deemed to include the plural, and vice versa, where the context so permits.)

W I T N E S S E T H

WITNESSETH, that the Grantor, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration, receipt of which is hereby acknowledged, hereby grants, bargains, sells, aliens, remises, releases, conveys and confirms, and by these presents does grant, bargain, sell, convey and confirm, unto Grantee, all that certain land situate in Volusia County, Florida, more particularly described in Exhibit “A” attached hereto (the “Property”).

TOGETHER with all the tenements, hereditaments and appurtenances with every privilege, right, title, interest and estate, reversion, remainder and easement hereto belonging or in anywise appertaining, and together with all improvements located thereon or therein.

TO HAVE AND TO HOLD the Property, and all the estate, right, title, interest, lien and equity whatsoever of Grantor either in law or in equity or both, to the proper use, benefit, and behalf of Grantee and Grantee’s successors and assigns in fee simple forever.

AND Grantor hereby covenants with said Grantee that Grantor is lawfully seized of the Property in fee simple; that Grantor has good right and lawful authority to sell and convey the Property; that Grantor does hereby fully warrant the title to the Property and will defend the same against the lawful claims of all persons whomsoever; and that the Property is free of all encumbrances, except for those matters described on Exhibit “B” attached hereto and by this reference made a part hereof.

[SIGNATURE PAGE FOLLOWS]

Ex. C-1

IN WITNESS WHEREOF, the Grantor has executed this General Warranty Deed as of the day and year first above written.

GRANTOR:

Signed, sealed and delivered in the presence of:	MCA NAPLES, LLC, a Tennessee limited liability company

By:
Print Name:	Name:
Title:

Print Name:

THE STATE OF _________	§
§
COUNTY OF _________	§

The foregoing instrument was acknowledged before me by means of ☐ physical presence or ☐ online notarization this [*] day of [*], 2021, by [*], as [*] of MCA Naples, LLC, a Tennessee limited liability company, on behalf of the company. He is ☐ personally known to me or ☐ has produced ___________________________ as identification

(Signature of Notary Public)
Print Name:
Notary Public, State of Florida

Serial No., if any:

Ex. C-2

EXHIBIT “A”

LEGAL DESCRIPTION

[Insert legal description]

Ex. C-3

EXHIBIT B

PERMITTED ENCUMBRANCES

[Insert permitted encumbrances]

Ex. C-4

EXHIBIT D

BILL OF SALE AND ASSIGNMENT OF INTANGIBLES

THAT this BILL OF SALE AND ASSIGNMENT OF INTANGIBLES (this “Bill of Sale”) is made from MCA NAPLES, LLC, a Tennessee limited liability company (“Assignor”), to NAPLES PROPERTY VENTURES, LLC, a Florida limited liability company (“Assignee”).

RECITALS

1. Concurrently with the execution and delivery of this Bill of Sale, Assignor is conveying to Assignee, by General Warranty Deed (the “Deed”) that certain tract of land (the “Land”) more particularly described on Exhibit A attached hereto and made a part hereof for all purposes, together with the improvements located thereon (the “Improvements”).

2. Assignor desires to assign, transfer and convey to Assignee, and Assignee desires to obtain the Assigned Properties (as hereafter defined), subject to the terms and conditions set forth herein.

3. All capitalized terms used in this Bill of Sale not defined herein shall have meanings ascribed to them in that certain Contract for Sale and Purchase by and between Assignor and Assignee date as of [*], 2021 (the “Contract”).

NOW, THEREFORE, in consideration of the receipt of Ten and No/100 Dollars ($10.00) and other good and valuable consideration in hand paid by Assignee to Assignor, the receipt and sufficiency of which are hereby acknowledged by Assignor, Assignor does hereby GRANT, BARGAIN, TRANSFER, SELL, ASSIGN, CONVEY and DELIVER to Assignee, its successors and assigns, forever, all of Assignor’s right, title, and interest in and to the following (collectively, the “Assigned Properties”):

(a) The Personal Property, including specifically, without limitation, heating, ventilation and air conditioning systems and equipment, appliances, furniture, carpeting, draperies and curtains, used in connection with the operation of the Improvements (collectively, the “Personal Property”);

(b) All of Seller’s records relating to Residents and Facility Employees that Seller is permitted to disclose under applicable law;

(c) all assignable licenses, permits, governmental approvals, warranties and guaranties issued to Seller in connection with the operation of the Facility, if any;

(d) The Intangibles;

(e) all websites, internet address(es), URLs, domain names, the registrations and applications for registrations thereof, social media sites and accounts (including, without limitation, and any and all content related to GooglePlusLocal, GooglePlusBusiness, yelp, Facebook, foursquare, Twitter, LinkedIn, and YouTube) (including usernames, passwords and other access credentials);

(f) all trade and fictitious names (including “Memory Care of Naples”); and

(g) all goodwill associated with any of the assets described in the foregoing clauses.

This Bill of Sale is made by Assignor and accepted by Assignee subject to the “Permitted Exceptions” described in the Deed, to the extent that same are validly existing and affect the Assigned Properties.

TO HAVE AND TO HOLD the Assigned Properties unto Assignee, its successors and assigns, forever, and Assignor does hereby covenant with Assignee that at the time of delivery of this Bill of Sale, the Assigned Properties are free from encumbrances made by Assignor, and Assignor will WARRANT AND DEFEND, all and singular, title to the Assigned Properties unto Assignee, its successors and assigns, against every person whomsoever lawfully claiming or to claim the same, or any part thereof by, through or under Assignor, but not otherwise.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Ex. D-1

IN WITNESS WHEREOF, Assignor has duly executed this Bill of Sale as of [*], 2021.

ASSIGNOR:

MCA NAPLES, LLC, a Tennessee limited liability company

By:
Name:
Title:

Ex. D-2

EXHIBIT A

LEGAL DESCRIPTION

[TO BE PROVIDED]

Ex. D-3

EXHIBIT E

ASSIGNMENT AND ASSUMPTION OF RESIDENT CONTRACTS
AND AGREEMENTS

THAT this ASSIGNMENT AND ASSUMPTION OF RESIDENT CONTRACTS AND AGREEMENTS (this “Assignment”) is made by and between MCA NAPLES, LLC, a Tennessee limited liability company (“Assignor”), and NAPLES PROPERTY VENTURES, LLC, a Florida limited liability company (“Assignee”).

RECITALS

1. Concurrently with the execution and delivery of this Assignment, Assignor is conveying to Assignee by General Warranty Deed (the “Deed”) that certain tract of land (the “Land”) more specifically described in Exhibit A attached hereto and made a part hereof for all purposes, together with the improvements located thereon (the “Improvements”) and the personal property owned by Assignor upon the Land or within the Improvements (the “Personal Property”).

2. Assignor desires to assign, transfer and convey to Assignee, and Assignee desires to obtain, all of Assignor’s right, title and interest in and to the Contracts (as hereinafter defined), subject to the terms and conditions set forth herein.

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 Dollars ($10.00) and other good and valuable consideration to Assignor in hand paid by Assignee, the receipt and sufficiency of which are hereby acknowledged, Assignor does hereby SELL, ASSIGN, CONVEY, TRANSFER, SET-OVER and DELIVER unto Assignee all of Assignor’s right, title and interest in and to the contracts set forth on Exhibit B attached hereto and incorporated herein (collectively, the “Contracts”).

By execution of this Assignment, Assignee assumes and agrees to perform all of the covenants, agreements and obligations under the Contracts binding on Assignor or the Land, Improvements, or Personal Property (such covenants, agreements and obligations being herein collectively referred to as the “Contractual Obligations”), as such Contractual Obligations shall arise or accrue from and after the date of this Assignment.

Assignee hereby agrees to indemnify, hold harmless and defend Assignor from and against any and all third party obligations, liabilities, costs and claims (including reasonable attorney’s fees) arising as a result of or with respect to any of the Contractual Obligations that are attributable to the period of time from and after the date of this Assignment.

Assignor agrees to indemnify, hold harmless and defend Assignee from and against any and all third party obligations, liabilities, costs and claims (including reasonable attorney’s fees) arising as a result of or with respect to any of the Contractual Obligations that are attributable to the period of time prior to the date of this Assignment.

TO HAVE AND TO HOLD all and singular the Contracts unto Assignee, its successors and assigns, and Assignor covenants with Assignee that, except for the Permitted Exceptions described in the Deed, at the time of delivery of this Assignment, the Contracts are free from all encumbrances made by Assignor, and Assignor will WARRANT AND DEFEND all and singular the Contracts unto Assignee, its successors and assigns, against every person whomsoever lawfully claiming or attempting to claim the same, or any part thereof, by, through or under Assignor, but not otherwise.

This Assignment may be executed by the parties in separate counterparts, each of which when executed and delivered shall be an original for all purposes, but all of which, when taken together, shall constitute one and the same instrument.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Ex. E-1

IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the date first above written.

ASSIGNOR:

MCA NAPLES, LLC, a Tennessee limited liability company

By:
Name:
Title:

ASSIGNEE:

NAPLES PROPERTY VENTURES, LLC, a Florida limited liability company

By:
Name:
Title:

Ex. E-2

EXHIBIT A

LEGAL DESCRIPTION

[TO BE PROVIDED]

Ex. E-3

EXHIBIT B

SCHEDULE OF CONTRACTS

[TO BE PROVIDED]

Ex. E-4

EXHIBIT F

ASSIGNMENT AND ASSUMPTION OF ASSUMED CONTRACTS

This ASSIGNMENT AND ASSUMPTION OF ASSUMED CONTRACTS (this “Assignment”), effective as of [*], 2021 (the “Effective Date”), is by and between MCA NAPLES, LLC, a Tennessee limited liability company (“Seller”), and NAPLES PROPERTY VENTURES, LLC, a Florida limited liability company (“Buyer”).

WHEREAS, Seller and Buyer have entered into that certain Contract for Sale and Purchase, dated as of [*], 2021 (the “Purchase Agreement”), pursuant to which, among other things, Seller has agreed to assign all of its rights, title and interests in, and Buyer has agreed to assume all of Seller’s duties and obligations under, the Assumed Contracts (as defined in the Purchase Agreement).

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1. Definitions. All capitalized terms used in this Assignment but not otherwise defined herein are given the meanings set forth in the Purchase Agreement.

2. Assignment and Assumption. Seller hereby sells, assigns, grants, conveys and transfers to Buyer all of Seller’s right, title and interest in and to the Assumed Contracts. Buyer hereby accepts such assignment and assumes all of Seller’s duties and obligations under the Assumed Contracts and agrees to pay, perform and discharge, as and when due, all of the obligations of Seller under the Assumed Contracts accruing on and after the Effective Date.

3. Terms of the Purchase Agreement. The terms of the Purchase Agreement, including, but not limited to, the representations, warranties, covenants, agreements and indemnities relating to the Assumed Contracts are incorporated herein by this reference. The parties hereto acknowledge and agree that the representations, warranties, covenants, agreements and indemnities contained in the Purchase Agreement shall not be superseded hereby but shall remain in full force and effect to the full extent provided therein. In the event of any conflict or inconsistency between the terms of the Purchase Agreement and the terms hereof, the terms of the Purchase Agreement shall govern.

4. Governing Law. This Assignment shall be governed by and construed in accordance with the internal laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction).

5. Counterparts. This Assignment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall be deemed to be one and the same instrument. A signed copy of this Assignment delivered by facsimile, email or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Assignment.

6. Further Assurances. Each of the parties hereto shall execute and deliver, at the reasonable request of the other party hereto, such additional documents, instruments, conveyances and assurances and take such further actions as such other party may reasonably request to carry out the provisions hereof and give effect to the transactions contemplated by this Assignment.

[signature page follows]

Ex. F-1

IN WITNESS WHEREOF, the parties have executed this Assignment to be effective as of the date first above written.

SELLER:

MCA NAPLES, LLC, a Tennessee limited liability company

By:
Name:
Title:

BUYER:

NAPLES PROPERTY VENTURES, LLC, a Florida limited liability company

By:
Name:
Title:

Ex. F-2

EXHIBIT G

RESIDENT NOTIFICATION LETTER

[*], 2021

Re: Notice of Sale of Memory Care of Naples

Dear M_. _____________:

The purpose of this letter is to notify you that on [*], 2021 (the “Sale Date”), Memory Care of Naples (the “Facility”) was sold by MCA Naples, LLC to Naples Property Ventures, LLC (“New Owner”). As of the Sale Date, the Facility will be managed by Naples Management I, LLC (“Property Manager”).

From this date forward, please make all payments due in connection with your tenancy at the Facility to the New Owner. Checks may be delivered to management on site or to the New Owner at the following address:

Naples Property Ventures, LLC

11290 Walsingham Road

Largo, Florida 33778

You are further notified that any deposit(s) made by you in connection with you lease at the Facility has been transferred to the New Owner.

Any written notices you desire or are required to make to the landlord under your lease should be sent to the New Owner at the above address. Additionally, any questions or inquiries about the Facility or your lease should be made to the Property Manager at this address.

MCA NAPLES, LLC

By:
Name:
Title:

Ex. G-1

EXHIBIT H

CERTIFICATION OF NON-FOREIGN STATUS

[*], 2021

Section 1445 of the Internal Revenue Code of 1986, as amended (the “Code”) provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445 of the Code), the owner of a disregarded entity (which has legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. In this regard, MCA Naples, LLC, a Tennessee limited liability company (“Seller”), is a disregarded entity for U.S. federal income tax purposes. Seller is owned by MCA Naples Holdings, LLC, a Tennessee limited liability company (the “Member”).

To inform Naples Property Ventures, LLC, a Florida limited liability company (“Buyer”), that withholding of tax is not required upon the disposition of a U.S. real property interest by the Member, the undersigned hereby certifies as follows:

(a)	The Member is not a foreign corporation, foreign partnership, foreign trust, foreign estate or foreign person (as those terms are defined in the Code and the Treasury Regulations promulgated thereunder);

(b)	The Member is not a disregarded entity as defined in Treasury Regulation Section 1.1445-2(b)(2)(iii);

(c)	The U.S. employer identification number of the Member is [*]; and

(d)	The office address of the Member is: 8800 Village Drive, Suite 201, San Antonio, Texas 72817.

The Member understands that this certification may be disclosed to the Internal Revenue Service by Buyer and that any false statement contained herein could be punished by fine, imprisonment or both.

Under penalties of perjury I declare that I have examined this certification and to the best of my knowledge and belief it is true, correct, and complete, and I further declare that I have authority to sign this document on behalf of the Member.

EXECUTED effective as of the date hereof.

MCA NAPLES HOLDINGS, LLC, Tennessee limited liability company

By:
Name:
Title:

Ex. H-1

EXHIBIT I

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

This NON-COMPETITION AND NON-SOLICITATION AGREEMENT (this “Agreement”) is made and entered into as of the [*] day of [*], 2021 (the “Effective Date”), by and among NAPLES PROPERY VENTURES, LLC, a Florida limited liability company (“Buyer”), MCA NAPLES, LLC, a Tennessee limited liability company (“Seller”), MCA NAPLES OPERATING COMPANY, LLC, a Tennessee limited liability company (“Current Operator”), MEMORY CARE AMERICA, LLC, a Tennessee limited liability company (“Current Manager”), and B.J. PARRISH, a resident of [*] (“Parrish”), and JIM WALSEA, a resident of [*] (“Walsea” and together with Parrish, “Principals”). Seller, Current Operator, Current Manager and Principals are hereinafter collectively referred to as the “Restricted Parties”.

WHEREAS, Seller has owned, and (i) Current Operator has operated, on behalf of Seller and (ii) Current Manager has managed, on behalf of Current Operator, an assisted living facility commonly known as “Memory Care of Naples” (the “Facility”) located at 2626 Goodlette-Frank Road, Naples, Florida 34105 (the “Premises”);

WHEREAS, Seller’s ownership, Current Operator’s operation of the Facility and Current Manager’s management of the Facility have resulted in the Seller, Current Operator and Current Manager developing a significant reputation in Facility’s market and the surrounding regions in connection with providing assisted living services and with the general operation of the Facility;

WHEREAS, Principals have been actively involved in the management, development and strategic direction of the Facility, have acquired considerable experience and skill and have contributed to the goodwill of the Facility;

WHEREAS, Seller and Buyer are parties to that certain Contract for Purchase and Sale dated as of [*], 2021 regarding the Facility (the “Purchase Contract”);

WHEREAS, if any of the Restricted Parties were to resume the business activities of an assisted living facility in the area of the Facility after the Effective Date, such activities could have a material impact on the Protected Business (defined below). Accordingly, the execution of and compliance with the terms of this Agreement by the Restricted Parties is essential to the Protected Business acquired pursuant to the Purchase Contract; and

WHEREAS, in order to protect the future business operations of Buyer from such competition, the Restricted Parties have agreed not to compete with Buyer for a period of sixty (60) months following the Effective Date and to refrain from soliciting or hiring any of Buyer’s employees following the Effective Date, subject to the terms hereof.

Ex. I-1

NOW, THEREFORE, in order to induce Buyer to close the transactions pursuant to the Purchase Contract, the transfer of financial consideration under the Purchase Contract, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Definitions. As used in this Agreement the following terms shall have the following meanings:

(a) “Affiliate” of a Person shall mean a Person that, directly or indirectly, controls, is controlled by or is under the common control with the first Person.

(b) “Assisted Living Business” shall mean the operation of an assisted living facility.

(c) “Clients” includes any resident, customer or other party who engages or has engaged in business with Buyer or with any other Protected Party (defined below).

(d) “Competition” means any activity that is, directly or indirectly, competitive with the Facility. Competition includes working within the Restricted Area and making any offer or sale of, or marketing, any product or service competitive with the Protected Business, even though the business of producing, processing, shipping or marketing such product or service may be located outside the Restricted Area. For purposes of this Agreement, direct or indirect competition will include but not be limited to competition as a sole proprietor, partner, corporate officer, director, manager, member, shareholder, employee, consultant, agent, independent contractor, trustee, guarantor, advisor (including as an advisor to a family member), or in any other capacity whatsoever pursuant to which the Restricted Party holds any beneficial interest in a competitor, derives any income or other benefit from a competitor, or provides any service, advise, support (financial or otherwise), or assistance of any type whatsoever to a competitor.

(e) “Confidential Information” shall mean any business information relating to the Restricted Parties’ operation of the Business, and regarding any of the operations, services, employee compensation, pricing procedures, organization, finances, marketing, or resident lists of the Facility. Confidential Information also includes without limitation, all procedures, concepts, methods, and other matters and information, specifically including but not limited to information such as price lists, publicity, marketing strategies, Client, distributor, contractor, supplier and vendor identities and lists, revenues, key contact personnel, financial relationships, methods of soliciting business, documents, financial data, and marketing programs. The term “Confidential Information” is intended to be interpreted very broadly to encompass all items described in this paragraph regardless of whether each item satisfies the legal concept of a trade secret. Confidential Information shall not include any information that is or becomes available to the general public through no fault of the Restricted Parties.

(f) “Person” shall mean an individual, a partnership, an association, a corporation, a limited liability company, a trust, an unincorporated organization or any other business entity or enterprise.

(g) “Protected Business” means the Facility, as acquired and operated by Buyer.

(h) “Protected Party” and “Protected Parties” include Buyer, its members, managers and their respective successors and assigns.

Ex. I-2

(i) “Restricted Area” means from a location within a one hundred (100) mile radius of the Facility.

Any capitalized terms used herein which are not otherwise defined herein shall have the meaning ascribed to them in the Purchase Contract.

2. Term. The term of this Agreement shall be sixty (60) months commencing on the Effective Date (hereinafter referred to as the “Term”). Notwithstanding the foregoing, and provided Buyer provides written notice to the Restricted Parties of its objection to a breach of this Agreement, the Term shall be automatically extended by a period of time equal to any and all times during which the Restricted Parties are in breach of this Agreement.

3. Non-competition. During the Term, each of the Restricted Parties agree not to be involved directly or indirectly, either as an employee, officer, director, agent, stockholder, partner, self-employed individual, contractor, or consultant with a Person, or as manager, owner or operator with any Person engaged in an Assisted Living Business within the Restricted Area. Further, during the Term, each of the Restricted Parties agrees not to engage in Competition with any Protected Party within the Restricted Area. Competition within the Restricted Area includes activities outside the Restricted Area to the extent that such activities include contacting Clients within the Restricted Area or otherwise involve buying, selling, or otherwise dealing in or with competitive goods or services within the Restricted Area. The provisions of this Section 3 will not, however, prevent any Restricted Party from owning less than one percent (1%) of the outstanding stock of any publicly traded corporation engaged in Competition, so long as no Restricted Party engages in such corporation’s business or otherwise engages in Competition with any Protected Party.

4. No Solicitation or Hiring. During the Term, without the prior express written consent of Buyer, which such consent may be withheld in Buyer’s absolute discretion, the Restricted Parties will not (and will not attempt to, permit or cause any of its Affiliates, subsidiaries, contractors or representatives or their respective owners, directors, officers, employees, contractors, agents, representatives or third parties to) for any reason: (a) hire or solicit to hire any employee, independent contractor or third party under the control of the Facility, which has had a business relationship with the Facility (and after the Effective Date, Buyer) at any time during the period of time from six (6) months prior to the Effective Date through the Term (each, a “Restricted Person”), or (b) directly or indirectly recruit, induce, encourage or solicit any Restricted Person to do any of the following (or engage in any discussion, the topic, intent, goal or result of which is, to cause or encourage any such person or entity to): (i) terminate or alter his, her or its employment, contract or relationship with the Facility (and after the Effective Date, Buyer), (ii) act in such a manner that his, her or its employment contract or relationship with the Facility (and after the Effective Date, Buyer) is terminated or altered, or (iii) become associated with, provide services to or become an employee, contractor, agent or representative of any other Person.

5. No Use of Confidential Information. The Restricted Parties will not (and will not attempt to, permit or cause any of its Affiliates, subsidiaries, contractors or representatives or their respective owners, directors, officers, employees, contractors, agents, representatives or third parties to attempt), for any reason, directly or indirectly, disclose to any Person, or use or otherwise exploit for the Restricted Parties’ own benefit or for the benefit of any other Person, any Confidential Information, including but not limited to the solicitation of prior customers of the Facility.

Ex. I-3

6. Reasonableness of Restrictions. Each of the Restricted Parties agrees that the restrictions contained herein have been carefully negotiated with a view toward avoiding unreasonable interference with the ability of each of the Restricted Parties to engage in gainful employment or other advantageous economic activities. In particular, the scope of the Protected Business, the Restricted Area and the duration of the Restricted Period have been carefully defined to provide necessary protection to the Protected Parties without unreasonably limiting the ability of the Restricted Parties to engage in productive and profitable activities. Each Restricted Party represents that said party (i) is familiar with the covenants set forth in this Agreement; (ii) is fully aware of the obligations imposed on the Restricted Parties hereunder, including, without limitation, the length of time, scope and geographic coverage of these covenants; (iii) has received specific, bargained for consideration for the covenants contained in this Agreement; and (iv) the performance of such Restricted Party’s obligations under this Agreement will not conflict with, or result in a violation or breach of, any other agreement to which such Restricted Party is a part or any judgment, order or decree to which such Restricted Party is subject.

7. Advice of Legal Counsel. Each Restricted Party acknowledges and represents that, in executing this Agreement, he, she or it has consulted with legal counsel (or has affirmatively chosen not to do so) and is fully aware of his, her or its rights and obligations under this Agreement. This Agreement shall not be construed against any party by reason of its drafting or preparation.

8. Governing Law. This Agreement shall be governed in all respects by the laws of the State of Florida (without regard to the conflict of laws principles thereof).

9. Enforcement.

(a) Injunctive Relief. The parties hereto recognize that because of the role of Restricted Parties in the management, operation and ownership of Facility and because of the knowledge of Facility’s customers, business plans and financial strengths and weaknesses, irreparable damage will result to Buyer in the event of a breach of the terms of this Agreement by the Restricted Parties. The Restricted Parties agree that in such event Buyer shall be entitled, in addition to any other remedies and damages available, to an injunction to restrain and enjoin the Restricted Parties from violating the restrictive covenants in Paragraphs 3, 4 or 5 above (collectively, the “Restrictive Covenants”) without the necessity of posting any bond or proving special damages or irreparable injury. Moreover, it is agreed that the Restricted Parties, jointly and severally, shall be responsible for any and all expenses incurred by Buyer, including reasonable and necessary legal fees of Buyer in any litigation between Buyer and the Restricted Parties involving this Agreement in which Buyer prevails. It is understood and agreed between the parties to this Agreement that in the event there is a suit in equity by Buyer against the Restricted Parties to enforce this Agreement, and the Court shall refuse for any reason to enforce this Agreement by injunction, such suit in equity shall not be a bar to a later suit to recover damages.

Ex. I-4

(b) Interpretation; Severability. The parties hereto expressly agree and acknowledge that it is not their intention that the Restrictive Covenants in this Agreement violate any public policy or statutory or common law. If a court of competent jurisdiction renders a ruling (sustained on appeal, if any) holding that any one or more of the provisions of this Agreement, including the stated term and/or geographic coverage of the Restrictive Covenants, constitute an unreasonable restriction, then the parties specifically agree that the Restrictive Covenants shall not be rendered void but shall apply to such extent and as to such time period and geographic areas as the court may determine constitutes a reasonable restriction under the circumstances. The parties specifically intend that the Restrictive Covenants shall be construed as a series of separate covenants for each restrictive action and for each distinct geographic area contained within the stated territory. Except for its respective geographic coverage, each and every such separate covenant shall be deemed identical in terms to the Restrictive Covenants in Paragraphs 3, 4 and 5, and if any one or more of such separate covenants are held by a court of competent jurisdiction (sustained on appeal, if any) to be unenforceable, then each such unenforceable covenant shall be deemed eliminated from such covenant to the extent necessary to permit the remaining separate covenants to be enforced.

10. Assignment; Incorporation by Reference. Buyer may freely assign its rights and duties under this Agreement by providing written notice to the Restricted Parties. Each party hereto covenants and agrees that Sections 23, 24, 25, 27, 28, 31 and 39 of the Purchase Contract are incorporated herein by reference and shall be a part of this Agreement, mutatis mutandis, and otherwise modified as necessary to apply to this Agreement as if herein stated.

11. Electronic Signatures; Counterparts. This Agreement shall be valid, binding, and enforceable against a party when executed and delivered by an authorized individual on behalf of the party by means of (a) an original manual signature; (b) a faxed, scanned, or photocopied manual signature, or (c) any other electronic signature permitted by the federal Electronic Signatures in Global and National Commerce Act, state enactments of the Uniform Electronic Transactions Act, and/or any other relevant electronic signatures law, in each case to the extent applicable. Each faxed, scanned, or photocopied manual signature, or other electronic signature, shall for all purposes have the same validity, legal effect, and admissibility in evidence as an original manual signature. Each party hereto shall be entitled to conclusively rely upon, and shall have no liability with respect to, any faxed, scanned, or photocopied manual signature, or other electronic signature, of any other party and shall have no duty to investigate, confirm or otherwise verify the validity or authenticity thereof. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but such counterparts shall, together, constitute one and the same instrument.

[Signatures begin on following page]

Ex. I-5

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the Effective Date.

BUYER:

NAPLES PROPERTY VENTURES, LLC, a Florida limited liability company

By:
Name:
Title:

[Signatures continue on following page]

Ex. I-6

SELLER:

MCA NAPLES, LLC, a Tennessee limited liability company

By:
Name:
Title:

CURRENT OPERATOR:

MCA NAPLES OPERATING COMPANY, LLC, a Tennessee limited liability company

By:
Name:
Title:

CURRENT MANAGER:

MEMORY CARE OF AMERICA, LLC, a Tennessee limited liability company

By:
Name:
Title:

PRINCIPAL:

B.J. PARRISH, individually

JIM WALSEA, individually

Ex. I-7